UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
(Amendment No.      )

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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

THE SHERWIN-WILLIAMS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
CORPORATE GOVERNANCE
ELECTION OF DIRECTORS (PROPOSAL 1)
INDEPENDENCE OF DIRECTORS
DIRECTOR COMPENSATION PROGRAM
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
2006 SUMMARY COMPENSATION TABLE
2006 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
2006 OPTION EXERCISES AND STOCK VESTED
2006 PENSION BENEFITS
2006 NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
APPROVAL OF THE SHERWIN-WILLIAMS COMPANY 2007 EXECUTIVE PERFORMANCE BONUS PLAN (PROPOSAL 2)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3)
MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
APPENDIX A
APPENDIX B THE SHERWIN-WILLIAMS COMPANY 2007 Executive Performance Bonus Plan

The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 18, 2007

       The Annual Meeting of Shareholders of The Sherwin-Williams Company will be held in the Landmark Conference Center, 927 Midland Building, 101 Prospect Avenue, N.W., Cleveland, Ohio on Wednesday, April 18, 2007 at 9:00 A.M., local time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at 11 and to elect 11 directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To approve The Sherwin-Williams Company 2007 Executive Performance Bonus Plan;

3.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm; and

4.	To transact such other business as may properly come before the Annual Meeting.
      Shareholders of record at the close of business on March 2, 2007 are the only shareholders entitled to notice of and to vote at the Annual Meeting.
      Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly vote by the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.
      You may help us save money in the future by accessing your proxy materials on-line. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions on the “Investor Relations” page of our website at www.sherwin.com.

L. E. Stellato
Secretary
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115-1075
March 8, 2007
ADMISSION TO THE 2007 ANNUAL MEETING.
      You are entitled to attend the Annual Meeting only if you were a Sherwin-Williams shareholder as of the close of business on March 2, 2007, the record date. We may ask you to present valid photo identification to enter the Annual Meeting.

•	If you are a shareholder of record, or own your shares through the Stock Ownership and Automatic Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan, an admission ticket is attached to your proxy card. Simply tear it off and bring it to the Annual Meeting.

•	If you hold your shares through a broker or other nominee in “street name,” we will ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership as of March 2, 2007, a copy of the voting instruction card provided by your broker or nominee, or similar evidence of ownership.

THE SHERWIN-WILLIAMS COMPANY
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115-1075
PROXY STATEMENT
March 8, 2007
PRELIMINARY
      We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on April 18, 2007. We began mailing these proxy materials to our shareholders on March 8, 2007.
ANNUAL REPORT
      We are enclosing our Annual Report to Shareholders for the year ended December 31, 2006 with these proxy materials. We may submit additional financial and other reports at the Annual Meeting, but we do not intend to take any action relating to those reports.
ABOUT THE MEETING
What is the purpose of the Annual Meeting?
      At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. These proposals include:
      • the election of directors;

•	the approval of The Sherwin-Williams Company 2007 Executive Performance Bonus Plan; and

•	the ratification of the appointment of Sherwin-Williams’ independent registered public accounting firm.
      In addition, our management will report on Sherwin-Williams’ performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.
Who is entitled to vote?
      Only record holders of our common stock and our ESOP serial preferred stock at the close of business on March 2, 2007, the record date, are entitled to vote at the Annual Meeting. At the close of business on the record date, 131,854,618 shares of common stock and 408,137 shares of ESOP serial preferred stock were outstanding. Each share owned on the record date is entitled to one vote.
How do I vote?
      Voting by mail. If you are a shareholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “FOR” Proposals 1, 2 and 3. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.
      If you hold shares in an account through a broker or other nominee in “street name,” you should complete, sign and date the voting instruction card provided to you by your broker or nominee.
      Voting on the Internet or by Telephone. If you are a shareholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a shareholder of record and you vote by the Internet or telephone, your vote must be received by 5:00 p.m. E.D.T. on April 17, 2007; you should not return your proxy card.
      If you hold shares through a broker or other nominee in “street name,” you may be able to vote by the Internet or telephone as permitted by your broker or nominee.
      Voting in Person. All shareholders may vote in person at the Annual Meeting. Shareholders of record may also be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.
Who tabulates the vote?
      Representatives of The Bank of New York will tabulate the votes and act as inspectors of election at the Annual Meeting.
How do I vote if I am a participant in the Stock Ownership and Automatic Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?
      If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above. If you are a participant in the Employee Stock Purchase and Savings Plan, your voting instructions must be received by the close of business on April 13, 2007 in order to allow the trustee sufficient time for voting.
      If you are a participant in the Employee Stock Purchase and Savings Plan and you do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions. The trustee will vote any unallocated shares held in the Employee Stock Purchase and Savings Plan in the same proportion as the trustee votes those shares for which it receives proper instructions.
What are the voting recommendations of the Board of Directors?
      The Board of Directors recommends that you vote:

•	“FOR” fixing the number of directors at 11 and electing the 11 nominees for directors (Proposal 1);

•	“FOR” approving The Sherwin-Williams Company 2007 Executive Performance Bonus Plan (Proposal 2); and

•	“FOR” ratifying the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm (Proposal 3).
What constitutes a quorum for the Annual Meeting?
      A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams.
      Proxy cards marked as withholding authority, as well as proxy cards containing abstentions and “broker non-votes,” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal because the broker or nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. If you are a beneficial owner and a broker holds your shares, it is expected that your broker will be permitted to vote your shares on Proposals 1, 2 and 3 even if your broker does not receive voting instructions from you.
What vote is required to approve each proposal?
      Election of Directors (Proposal 1). Proposal 1 to fix the number of directors at 11 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal. To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. A proxy card marked as withholding authority with respect to the election of one or more directors will be counted for quorum purposes.
      Under our Majority Voting Policy, in an uncontested election, any nominee for director who receives a greater number of “withheld” votes than “for” votes is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. We have provided more information about our Majority Voting Policy under the heading “Corporate Governance — Majority Voting Policy.”
      Approval of the 2007 Executive Performance Bonus Plan (Proposal 2). Proposal 2 to approve the 2007 Executive Performance Bonus Plan requires the affirmative vote of a majority of the votes cast. A proxy card marked as abstaining with respect to this proposal and any broker non-votes with respect to this proposal will be counted for quorum purposes, but will not be counted as a vote cast, and therefore will have no effect on the vote.
      Ratification of Independent Registered Public Accounting Firm (Proposal 3). Proposal 3 to ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. A proxy card marked as abstaining with respect to this proposal will be counted for quorum purposes, but will not be counted as a vote cast, and therefore will have no effect on the vote.
      Other Items. All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended Articles of Incorporation or Regulations.
Can I revoke or change my vote after I submit my proxy?
      Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Vice President, General Counsel and Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote by the Internet or telephone; or

•	voting in person at the Annual Meeting.
How can I attend the Annual Meeting?
      You are entitled to attend the Annual Meeting only if you were a shareholder as of the close of business on March 2, 2007, the record date. We may ask you to present valid photo identification to enter the Annual Meeting.

•	If you are a shareholder of record, or own your shares through the Stock Ownership and Automatic Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan, an admission ticket is attached to your proxy card. Simply tear it off and bring it to the Annual Meeting.

•	If you hold your shares through a broker or other nominee in “street name,” we will ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership as of March 2, 2007, a copy of the voting instruction card provided by your broker or nominee, or similar evidence of ownership.
CORPORATE GOVERNANCE
      We have a long history of good corporate governance practices that has greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders.
      Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board of Directors reviews our Corporate Governance Guidelines at least annually. From time to time, the Board of Directors may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.
      Business Ethics Policy. We have operated under a Business Ethics Policy for many years and are committed to conducting business in an ethical and legal manner throughout the world. Our Business Ethics Policy applies to all of our directors, officers and employees and outlines the broad principles of ethical and legal conduct embraced by Sherwin-Williams to guide our business related conduct. Under our Business Ethics Policy, any director or employee who reasonably believes or suspects that Sherwin-Williams or any director or employee has or is engaging in improper or illegal activities, fraud or activities that appear to be inconsistent with or in violation of the Business Ethics Policy is responsible for reporting such activities. We do not permit retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Business Ethics Policy.
      Our Business Ethics Policy includes additional ethical obligations for our senior financial management (which includes our chief executive officer, our chief financial officer, and the controller, treasurer and principal financial and accounting personnel in our operating groups and corporate departments). Our senior financial management is responsible for creating and maintaining a culture of high ethical standards throughout our company to ensure the fair and timely reporting of our financial results and financial condition.
      Communications with Directors. The Board of Directors has adopted a process by which shareholders and other interested parties may communicate with the non-management directors or the chairperson of any of the committees of the Board of Directors by e-mail or regular mail. You may send communications by e-mail to the auditchair@sherwin.com, compchair@sherwin.com, or corpgovchair@sherwin.com, or to the non-management directors as a group to the non-managementdirectors@sherwin.com. You may also send communications by regular mail to the attention of the Chairperson, Audit Committee; Chairperson, Compensation and Management Development Committee; or Chairperson, Nominating and Corporate Governance Committee; or to the non-management directors as a group to the Non-Management Directors, each c/o Corporate Secretary, The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115.
      Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors.
      Complaint Procedures for Accounting, Auditing and Financial Related Matters. The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communications with Directors,” above. Employees may report such complaints by following the procedures outlined in the Business Ethics Policy. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.
      Independence of Directors. Under our Director Independence Standards (a copy of which is attached as Appendix A), 10 of our current 11 directors are independent and 10 of our 11 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent.
      Majority Voting Policy. The Board of Directors has adopted a Majority Voting Policy. Any nominee for director in an uncontested election who receives a greater number of “withheld” votes than “for” votes shall promptly tender his or her resignation. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board of Directors whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes.
      In making this recommendation, the Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting such resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of Sherwin-Williams and our shareholders.
      In considering the Committee’s recommendation, the Board of Directors will consider the factors considered by the Committee and such additional information and factors that the Board of Directors believes to be relevant. We will promptly publicly disclose the Board of Directors’ decision and process in a periodic or current report filed with the SEC.
      Executive Sessions. The non-management members of the Board of Directors meet at least twice each year in regularly scheduled executive sessions. Additional executive sessions may be scheduled by the non-management directors. The chairpersons of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee rotate presiding over these sessions.
      Annual Board Self-Assessments. The Board of Directors has instituted annual self-assessments of the Board of Directors, as well as the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee, to assist in determining whether the Board of Directors and its committees are functioning effectively. In early 2007, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Nominating and Corporate Governance Committee oversees this evaluation process.
      Board Committee Charters. The Board of Directors has adopted written charters for the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board of Directors for approval.
      Stock Ownership Guidelines. The Board of Directors has established a minimum share ownership requirement for its directors, executive officers and operating presidents. Each director who has served on the Board for at least five years is expected to own a minimum of 5,000 shares of common stock. Each executive officer and operating president who has served in such capacity for at least five years is expected to own shares of common stock equal in value to a multiple of their base salary ranging from a low of three times to a high of five times for the Chairman and Chief Executive Officer. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock and each share of restricted stock held under our benefit plans is considered as a share of common stock. Stock options are not considered towards meeting this requirement.
      All directors, executive officers and operating presidents have either met our stock ownership guidelines or are pursuing plans to meet our guidelines within the time frames prescribed.
      Availability of Corporate Governance Materials. You may access all committee charters, our Corporate Governance Guidelines, our Director Independence Standards, our Business Ethics Policy, our Majority Voting Policy and other corporate governance materials in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You also may receive copies without charge by writing to us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115, Attention: Investor Relations.

ELECTION OF DIRECTORS (PROPOSAL 1)
      At the Annual Meeting, the number of directors is to be fixed at 11, and 11 directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected.
      Our Board of Directors currently has 11 members. All of these directors are standing for re-election as nominees. All of the nominees were elected by the shareholders at the 2006 Annual Meeting. All of the nominees are independent except for Mr. Connor. Mr. Connor is not considered to be independent because of his position as Chairman and Chief Executive Officer of Sherwin-Williams. There are no family relationships among any of the directors and executive officers.
      Each of the nominees has agreed to serve if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board of Directors reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board of Directors unless you indicate otherwise.
      The following is information regarding each nominee:
Arthur F. Anton
President and
Chief Executive Officer,
Swagelok Company
Director of Sherwin-Williams since 2006
Arthur F. Anton, 49, has served as President and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) since January 2004. Mr. Anton served as President and Chief Operating Officer of Swagelok from January 2001 to January 2004, Executive Vice President of Swagelok from July 2000 to January 2001, and Chief Financial Officer of Swagelok from August 1998 to July 2000. Mr. Anton is also a Director of University Hospitals Health System and is Vice Chairman of the Manufacturing Advocacy & Growth Network.
James C. Boland
Vice Chairman,
Cavaliers Operating Company, LLC
Director of Sherwin-Williams since 1998
James C. Boland, 67, has served as Vice Chairman of Cavaliers Operating Company, LLC (formerly known as Cavaliers/Gund Arena Company) (operator of the Cleveland Cavaliers professional basketball team and Quicken Loans Arena) since January 2003. Mr. Boland served as President and Chief Executive Officer of CAVS/Gund Arena Company from January 1998 to January 2003. Prior to his retirement from Ernst & Young LLP in September 1998, Mr. Boland served for 22 years as a partner of Ernst & Young LLP in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm’s Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is also a Director of The Goodyear Tire & Rubber Company and Invacare Corporation and is a Trustee of Bluecoats, Inc. and The Harvard Business School Club of Cleveland.
Christopher M. Connor
Chairman and
Chief Executive Officer,
Sherwin-Williams
Director of Sherwin-Williams since 1999
Christopher M. Connor, 50, has served as Chairman of Sherwin-Williams since April 2000 and Chief Executive Officer of Sherwin-Williams since October 1999. Mr. Connor served as President of Sherwin-Williams from July 2005 to October 2006, Vice Chairman of Sherwin-Williams from October 1999 to April 2000, and President, Paint Stores Group of Sherwin-Williams from August 1997 to October 1999. Mr. Connor has been with Sherwin-Williams since 1983 in roles of increasing responsibility. Mr. Connor is also a Director of Eaton Corporation and National City Corporation. In addition, Mr. Connor is Chairman of University Hospitals Health System, serves on the boards of Keep America Beautiful, Rock and Roll Hall of Fame, Playhouse Square Foundation, United Way Services of Greater Cleveland, Greater Cleveland Partnership, National Association of Manufacturers, National Paint & Coatings Association and The Catholic Diocese of Cleveland

Foundation and is a member of the Dean’s Advisory Council of the Fisher College of Business, The Ohio State University.
Daniel E. Evans
Retired, Former Chairman, Chief
Executive Officer and Secretary,
Bob Evans Farms, Inc.
Director of Sherwin-Williams since 1990
Daniel E. Evans, 70, prior to his retirement in April 2001, served as Chairman of Bob Evans Farms, Inc. (food products and restaurants) since 1971. Mr. Evans served as Chief Executive Officer and Secretary of Bob Evans Farms from 1971 to April 2000. Mr. Evans is also a Director of Evans Enterprises, Inc. and Motorists Mutual Insurance Company.
David F. Hodnik
Retired, Former President and
Chief Executive Officer,
Ace Hardware Corporation
Director of Sherwin-Williams since 2005
David F. Hodnik, 59, prior to his retirement in April 2005, served as Chief Executive Officer of Ace Hardware Corporation (cooperative of independent hardware retail stores) since January 1997. Mr. Hodnik also served as President of Ace from January 1996 through December 2004. Mr. Hodnik joined Ace in October 1972 and held various financial, accounting and operating positions at Ace.
Susan J. Kropf
Retired, Former President and
Chief Operating Officer,
Avon Products, Inc.
Director of Sherwin-Williams since 2003
Susan J. Kropf, 58, prior to her retirement in January 2007, served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) since January 2001. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations, of Avon from December 1999 to January 2001 and Executive Vice President and President, North America, of Avon from March 1997 to December 1999. Mrs. Kropf joined Avon in 1970 and held various positions in manufacturing, marketing and product development. Mrs. Kropf is also a Director of Coach, Inc., MeadWestvaco Corporation and the Wallace Foundation.
Robert W. Mahoney
Retired, Former Chairman, Chief
Executive Officer and President,
Diebold, Incorporated
Director of Sherwin-Williams since 1995
Robert W. Mahoney, 70, prior to his retirement in April 2000, served as Chairman of Diebold, Incorporated (manufacturer of financial self-service transaction systems and security products) since April 1988. Mr. Mahoney served as Chief Executive Officer of Diebold from April 1988 to November 1999 and President of Diebold from July 1993 to November 1996. Mr. Mahoney is also a Director of Cincinnati Bell Inc. and The Timken Company, is Chairman of the Federal Reserve Bank of Cleveland, Chairman of Ignite Sales, Inc. and Chairman of Mercy Medical Center (Canton, Ohio), is a Trustee of the Professional Football Hall of Fame, and is a Member of the Stark (County, Ohio) Development Board, Inc.
Gary E. McCullough
Senior Vice President,
Abbott Laboratories
President, Ross Products Division
Director of Sherwin-Williams since 2002
Gary E. McCullough, 48, has served as Senior Vice President of Abbott Laboratories and President of its Ross Products Division (manufacturer of a variety of pediatric and adult nutritional products) since December 2003. Immediately prior to joining Abbott, Mr. McCullough served as Senior Vice President – Americas of Wm. Wrigley Jr. Company from March 2000 to December 2003. Mr. McCullough also spent 13 years at the Procter & Gamble Company where he served in a variety of marketing and management positions including General Manager, North America Home Care Category from December 1998 to March 2000, Marketing Director, Juice Products Category from September 1996 to December 1998, and Marketing Director, Laundry & Cleaning Products, Venezuela from December 1995 to September 1996. Mr. McCullough is a Director of the Columbus Chamber of Commerce and a Member of the Board of Trustees of COSI Columbus

(Center of Science and Industry) and United Way of Central Ohio.
A. Malachi Mixon, III
Chairman and Chief Executive Officer,
Invacare Corporation
Director of Sherwin-Williams since 1993
A. Malachi Mixon, III, 66, has served as Chief Executive Officer of Invacare Corporation (manufacturer and distributor of home health care products) since January 1980 and Chairman of Invacare since September 1983. Mr. Mixon served as President of Invacare from January 1980 to November 1996. Mr. Mixon is also a Director of The Lamson and Sessions Co. and is Chairman of The Cleveland Clinic Foundation and the Cleveland Institute of Music.
Curtis E. Moll
Chairman and Chief Executive Officer,
MTD Holdings Inc
Director of Sherwin-Williams since 1997
Curtis E. Moll, 67, has served as Chairman and Chief Executive Officer of MTD Holdings Inc (manufacturer of outdoor power equipment and tools, dies and stampings for the automotive industry) since October 1980. Mr. Moll is also a Director of AGCO Corporation and is Chairman of the Board of Directors of Shiloh Industries, Inc.
Richard K. Smucker
President and Co-Chief Executive Officer,
The J.M. Smucker Company
Director of Sherwin-Williams since 1991
Richard K. Smucker, 58, has served as Co-Chief Executive Officer of The J.M. Smucker Company (makers of food products) since February 2001 and President of J.M. Smucker since January 1987. Mr. Smucker served as Chief Financial Officer of J.M. Smucker from June 2003 to January 2005. Mr. Smucker is also a Director of J.M. Smucker and Wm. Wrigley Jr. Company and is a Trustee of Miami University of Ohio and the Musical Arts Association (The Cleveland Orchestra).
      The Board of Directors unanimously recommends that you vote “FOR” Proposal 1 relating to the election of directors.
INDEPENDENCE OF DIRECTORS
      The Board of Directors has adopted categorical Director Independence Standards to assist the Board of Directors in determining the independence of each director. To be considered independent, the Board of Directors must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board of Directors broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board of Directors may determine from time to time. A copy of our Director Independence Standards is attached as Appendix A.
      During the Board of Directors’ annual review of director independence, the Board of Directors considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board of Directors also considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams’ senior management.
      Early this year, the Board of Directors performed its annual director independence review for 2007. As part of this review, the Board of Directors considered club memberships common among our directors, including Messrs. Anton, Boland, Connor, Mixon and Smucker. The Board of Directors also considered common public, private and charitable board memberships among our executive officers and directors, including Messrs. Anton, Boland, Connor, Mixon and Moll. The Board of Directors does not believe that any of these common club and board memberships impair the independence of the directors.
      As a result of this review, the Board of Directors determined that 10 of our 11 current directors and director nominees are independent, and all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent. The Board of Directors determined that Mrs. Kropf and Messrs. Anton, Boland, Evans, Hodnik, Mahoney, McCullough, Mixon, Moll and

Smucker meet these standards and are independent and, in addition, satisfy the independence requirements of the New York Stock Exchange. In addition, the Board of Directors determined in early 2006 that Mr. Collins (who retired at the 2006 Annual Meeting of Shareholders in accordance with the Board’s retirement policy) was independent under those standards and requirements. Mr. Connor is not considered to be independent because of his position as Chairman and Chief Executive Officer of Sherwin-Williams.
2006 DIRECTOR COMPENSATION TABLE
      The following table sets forth information regarding the compensation of our nonemployee directors for 2006. Mr. Connor, who is our Chairman and Chief Executive Officer, does not receive any additional compensation for services as a director.

	Fees Earned		Option
	or Paid in	Stock Awards	Awards	Total
Name	Cash ($)(6,7)	($)(8,9,10)	($)(11,12)	($)(13)

A. F. Anton(1)	48,750	19,397	-0-	68,147
J. C. Boland(2)	72,500	58,381	5,474	136,355
D. E. Collins(3)	24,999	58,381	5,474	88,854
D. E. Evans	65,000	58,381	5,474	128,855
D. F. Hodnik	65,000	48,099	-0-	113,099
S. J. Kropf	65,000	58,381	6,133	129,514
R. W. Mahoney(4)	72,500	58,381	5,474	136,355
G. E. McCullough	65,000	58,381	5,474	128,855
A. Malachi Mixon, III	65,000	58,381	5,474	128,855
C. E. Moll	65,000	58,381	5,474	128,855
R. K. Smucker(5)	77,500	58,381	5,474	141,355

[1]	Mr. Anton began his term as a director on April 19, 2006 following his election by the shareholders to the Board of Directors at the 2006 Annual Meeting of Shareholders.

[2]	Mr. Boland served as Chair of the Nominating and Corporate Governance Committee.

[3]	Mr. Collins retired as a director on April 19, 2006 at the 2006 Annual Meeting of Shareholders in accordance with the Board of Directors’ retirement policy.

[4]	Mr. Mahoney served as Chair of the Compensation and Management Development Committee.

[5]	Mr. Smucker served as Chair of the Audit Committee.

[6]	No meeting fees were paid to any of the directors during 2006.

[7]	Messrs. Boland, Collins, Kropf, McCullough, Mixon and Moll elected to defer payments of their director fees under our Director Deferred Fee Plan. Cash amounts deferred during 2006 were as follows: Mr. Boland ($72,500), Mr. Collins ($24,999), Ms. Kropf ($65,000), Mr. McCullough ($65,000), Mr. Mixon ($65,000) and Mr. Moll ($65,000). These amounts were credited to either a common stock account or a shadow stock account under the Director Deferred Fee Plan. The number of shares of common stock (which includes shares acquired through the reinvestment of dividends) held by the nonemployee directors under the Director Deferred Fee Plan at December 31, 2006 were as follows: Mr. McCullough (7,792), Mr. Moll (16,940) and Mr. Smucker (11,463). The number of shares of shadow stock (which includes shares acquired through the reinvestment of dividend equivalents) held by the nonemployee directors under the Director Deferred Fee Plan at December 31, 2006 were as follows: Mr. Boland (15,913), Mrs. Kropf (4,983) and Mr. Mixon (25,359).

[8]	The amounts set forth in this column reflect shares of restricted stock granted during 2006 and previous years under the 1997 Stock Plan for Nonemployee Directors. The amounts listed are equal to the compensation cost recognized during 2006 for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), except no assumptions for forfeitures were included. Additional information related to the calculation of the compensation cost is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2006 Annual Report to Shareholders.

[9]	Each of the nonemployee directors received 1,500 shares of restricted stock during 2006 under the 1997 Stock Plan for Nonemployee Directors. The aggregate grant date fair value computed in accordance with FAS 123R for the shares of restricted stock granted to the nonemployee directors during 2006 are as follows: Mr. Anton ($78,825), Mr. Boland ($70,583), Mr. Collins ($70,583), Mr. Evans ($70,583), Mr. Hodnik ($70,583), Mrs. Kropf ($70,583), Mr. Mahoney ($70,583), Mr. McCullough ($70,583), Mr. Mixon ($70,583), Mr. Moll ($70,583) and Mr. Smucker ($70,583). Additional information related to the calculation of the grant date fair value is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2006 Annual Report to Shareholders.

[10]	The number of shares of restricted stock held by the nonemployee directors under the 1997 Stock Plan for Nonemployee Directors at December 31, 2006 was as follows: Mr. Anton (1,500), Mr. Boland (3,000), Mr. Evans (3,000), Mr. Hodnik (2,500), Mrs. Kropf (3,000), Mr. Mahoney (3,000), Mr. McCullough (3,000), Mr. Mixon (3,000), Mr. Moll (3,000) and Mr. Smucker (3,000). Mr. Collins held 3,000 shares of restricted stock at his retirement date. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock.

[11]	The amounts set forth in this column reflect stock options granted in 2003 that vested in 2006 under the 1997 Stock Plan for Nonemployee Directors. The amounts listed are equal to the compensation cost recognized during 2006 for financial statement purposes in accordance with FAS 123R, except no assumptions for forfeitures were included. No stock options were granted to the nonemployee directors in 2006; and the director compensation program no longer includes the granting of stock options. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2006 Annual Report to Shareholders.

[12]	The number of stock options held by the nonemployee directors under the 1997 Stock Plan for Nonemployee Directors at December 31, 2006 was as follows: Mr. Evans (18,334), Mrs. Kropf (7,000), Mr. Mahoney (15,000), Mr. McCullough (9,000), Mr. Mixon (19,000), Mr. Moll (1,167) and Mr. Smucker (3,500). Mr. Collins held 3,500 stock options at his retirement date.

[13]	The amounts set forth in this column do not include the incremental cost of the Business Travel Accident Insurance Plan. Coverage under this plan is provided to all directors, executive officers and full-time salaried employees. We pay an aggregate premium for the insurance policy underlying this plan. The total aggregate premium in 2006 for this plan for all directors, executive officers and employees was less than $20,000.
DIRECTOR COMPENSATION PROGRAM
      The Compensation and Management Development Committee is responsible for annually reviewing and approving the compensation for the nonemployee directors. All of the nonemployee directors are paid under the same compensation program. Officers of Sherwin-Williams who also serve as directors do not receive any additional compensation for services as a director.
      We use a combination of cash and equity-based compensation to attract and retain our nonemployee directors. Compensation for the nonemployee directors consists of an annual cash retainer; an additional annual cash retainer for chairs of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee; meeting fees; an annual grant of restricted stock; and other benefits.
      Stock options are not currently a part of the nonemployee director compensation program. In addition, we do not provide retirement benefits to our nonemployee directors.

      Director Fees. For 2007, the cash and equity compensation payable to the nonemployee directors is as follows:

•	An annual cash retainer of $75,000;

•	An additional annual cash retainer of $12,500 for the chair of the Audit Committee;

•	An additional annual cash retainer of $10,000 for the chair of the Compensation and Management Development Committee;

•	An additional annual cash retainer of $7,500 for the chair of the Nominating and Corporate Governance Committee;

•	A meeting fee of $1,750 for each Board or committee meeting attended in excess of seven meetings during a calendar year. For purposes of calculating the number of meetings during a calendar year, any Board and committee meetings held on the same date shall constitute one meeting; and

•	An annual grant of restricted stock valued at approximately $75,000 at the time of the grant under the 2006 Stock Plan for Nonemployee Directors. This plan was approved by the shareholders at the 2006 Annual Meeting of Shareholders and replaced the 1997 Stock Plan for Nonemployee Directors.
Shares of restricted stock vest in annual increments of one-third of the shares granted over a period of three years. The shares will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, the shares will continue to vest in accordance with the original three-year vesting schedule.
      Other Benefits. We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. This includes travel expenses of spouses if they are invited for a specific business purpose.
      We also pay the premiums for liability insurance and business travel accident insurance for all directors, including $225,000 accidental death and dismemberment coverage and $225,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.
      Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in our matching gifts programs on the same basis as employees. These programs provide for annual matches of up to $5,000 under the matching gifts to education program and $1,000 under the matching gifts for volunteer leaders program, as well as annual grants of up to $200 under the grants for volunteers program.
      Deferral of Director Fees. In accordance with the Director Deferred Fee Plan, directors may elect to defer all or a part of their retainer and meeting fees. Deferred fees may be credited to a common stock account, a shadow stock account or an interest bearing cash account. The value of the shadow stock account reflects changes in the market price of our common stock and the payment of dividend equivalents at the same rate as paid on our common stock. Amounts deferred may be distributed either in annual installments over a period up to ten years or in a lump sum on the date chosen by the director.

BOARD MEETINGS AND COMMITTEE MEMBERSHIP
      The Board of Directors held four meetings during 2006. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he or she served. Each director is expected to attend, absent unusual circumstances, all annual and special meetings of shareholders. All directors attended the 2006 Annual Meeting of Shareholders.
      The Board of Directors has established an Audit Committee, a Compensation and Management Development Committee, and a Nominating and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of these committees. You can find a complete copy of each committee charter in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. The following table sets forth the current membership of these committees.

			Compensation and	Nominating and
Name	Audit		Management Development	Corporate Governance

A. F. Anton			x
J. C. Boland	x			x *
D. E. Evans			x
D. F. Hodnik	x
S. J. Kropf			x
R. W. Mahoney			x *	x
G. E. McCullough	x
A. M. Mixon, III			x	x
C. E. Moll	x			x
R. K. Smucker	x	*		x

* Committee Chair
      Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities on matters relating to:

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements;

•	preparing the report required by the rules of the SEC to be included in our annual proxy statement; and

•	engaging in such other matters as may from time to time be specifically delegated to the Committee by the Board of Directors.
      The Audit Committee met five times during 2006. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange, SEC regulations and our Director Independence Standards. The Board of Directors has determined that Messrs. Boland and Smucker are “audit committee financial experts,” as that term is defined by SEC regulations. No member of the Audit Committee serves on the audit committees of three other public companies.
      Compensation and Management Development Committee. The purpose of the Compensation and Management Development Committee is to assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities on matters relating to:

•	compensating our management, which includes our executive officers;

•	overseeing our management succession planning;

•	producing a compensation committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	engaging in such other matters as may from time to time be specifically delegated to the Committee by the Board of Directors.
      The Compensation and Management Development Committee met four times during 2006. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.
      Process for Determining Director and Executive Compensation. The Committee reports to the Board of Directors on all compensation matters regarding our directors, executive officers and other key salaried employees. The Committee annually reviews and approves the compensation for our directors, executive officers and other key salaried employees. The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees. The Committee relies upon our executive officers and other employees and outside compensation consultants in order to assist the Committee in performing its duties.
      As explained in more detail under the heading “Compensation Discussion and Analysis,” we generally want to pay our executive officers compensation that is competitive in the marketplace. Likewise, we also want to pay our directors competitive compensation. In order to assist in determining whether compensation is competitive, the Committee and Sherwin-Williams engage a compensation consultant to annually compile information regarding the compensation that similar companies are paying to their directors and executive officers. Our Senior Vice President — Human Resources and his staff usually work directly with the compensation consultant to compile the market compensation information. We use that information as a starting point to set compensation levels for our directors and executive officers.
      During 2006, the Committee and Sherwin-Williams retained Towers Perrin as the compensation consultant. We requested the compensation consultant to provide us with information regarding all elements of compensation that companies comparable to Sherwin-Williams pay to their directors. In addition, as described under the heading “Compensation Discussion and Analysis,” the compensation consultant was asked to provide similar market information with regard to compensation paid to executive officers. During 2006, the Committee and Sherwin-Williams also engaged Towers Perrin to review our severance pay agreements to assist us in identifying market practices.
      The Committee relies upon our Senior Vice President — Human Resources and his staff for input in setting director and executive officer compensation levels. The compensation consultant typically provides the requested market compensation information to our Senior Vice President — Human Resources. With regard to director compensation, the compensation consultant also typically provides the Committee with recommendations of any changes to director compensation. Our Senior Vice President — Human Resources may also make recommendations to the Committee for director compensation. With regard to executive officer compensation, management generally makes recommendations to the Committee and plays a more active role in the compensation setting process, including the evaluation of executive officer performance and making recommendations with regard to salary levels, annual cash incentive compensation, long-term annual compensation awards (restricted stock and stock options) and other employee benefits.
      Prior to providing recommendations to the Committee at its formal meetings, our Senior Vice President — Human Resources generally will meet with our Chief Executive Officer to review the recommendations, except for recommendations concerning our Chief Executive Officer’s compensation. Our Chief Executive Officer and our Senior Vice President — Human Resources also will meet with the Chair of the Committee prior to Committee meetings to review the agenda for the meeting and the compensation recommendations. Our Chief Executive Officer and our Senior Vice President — Human Resources generally attend all Committee meetings. Our Senior Vice President — Human Resources serves as secretary for the Committee at its meetings. Our Chief Executive Officer is excused from that part of the meeting during which the Committee discusses his annual performance evaluation and compensation.
      Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the director nominees for election as directors;

•	recommending to the Board of Directors the director nominees for each committee of the Board of Directors;

•	reviewing, developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	guiding the Board of Directors in its annual evaluation of the Board of Directors’ performance; and

•	engaging in such other matters as may from time to time be specifically delegated to the Committee by the Board of Directors.
      The Nominating and Corporate Governance Committee met three times in 2006. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.
      Director Qualifications. The Committee seeks a diverse group of candidates who possess the appropriate characteristics, skills, experience and time to make a significant contribution to the Board of Directors, Sherwin-Williams and our shareholders. Each candidate will be evaluated in the context of the Board of Directors as a whole, with the objective that the Board of Directors can best perpetuate Sherwin-Williams’ success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences. Each candidate shall have the highest personal and professional character and integrity, and shall have demonstrated exceptional ability and judgment in their respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.
      In considering the composition of the Board of Directors as a whole, the Board of Directors considers the following skills and experiences of each individual candidate:

•	Management;

•	Financial Expertise;

•	Manufacturing, Distribution;

•	Technical, Research & Development;

•	International Operations;

•	Marketing, Sales; and

•	Retail Operations.
      In addition, the Board of Directors considers such other skills and experiences as it deems appropriate given the then-current needs of the Board of Directors and Sherwin-Williams.
      The Committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential members of the Board of Directors with the desired skills and disciplines.
      Consideration of Candidates Recommended by Shareholders. The Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations are required to include information about the background and qualifications of the candidate. You may find a description of these requirements in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to Chairperson, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115.

AUDIT COMMITTEE REPORT
      Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and management’s assessment based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.
      As part of its oversight responsibility, the Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP that firm’s independence.
      Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
R. K. Smucker, Chairman
J. C. Boland
D. F. Hodnik
G. E. McCullough
C. E. Moll
COMPENSATION COMMITTEE REPORT
      The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2006 and this proxy statement.
COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE
R. W. Mahoney, Chairman
A. F. Anton
D. E. Evans
S. J. Kropf
A. M. Mixon, III

COMPENSATION DISCUSSION AND ANALYSIS
      Objectives. We design our compensation programs to maintain a performance and achievement-oriented environment throughout our company. We also design our compensation programs to attract, hire, retain and motivate talented and skilled individuals at all levels of our company. We have designed our executive compensation program with these same goals in mind.
      Generally, we want to pay our executives compensation that is competitive in the marketplace. We review the median compensation paid to executives at other comparable chemical, building product manufacturing and retail companies. We use this information as a starting point to set compensation levels for our executives. When setting compensation levels, we also take into account other factors such as the level of responsibility of the executive, the performance of the executive, the experience and tenure of the executive, the compensation of the executive compared to the compensation of other key salaried employees, and the performance of our company and our business units.
      The Compensation Committee. The Compensation and Management Development Committee assists our Board of Directors in fulfilling our Board’s oversight responsibilities to administer our executive compensation program. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our director independence standards.
      The Committee reports to the Board of Directors on all compensation matters regarding our executives and other key salaried employees. The Committee annually reviews and approves the compensation (including annual base salary, annual cash incentive compensation, long-term incentive compensation and other employee benefits) for our executives and other key salaried employees. You may learn more about the Committee’s responsibilities by reading the Committee’s Charter, which is available in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. We have also included additional information about the Committee, including the role of compensation consultants and our executives in the compensation setting process, under the heading “Board Meetings and Committee Membership — Compensation and Management Development Committee.”
      Components of Compensation. The major components of our executive compensation program are the following:

•	competitive base salaries which reflect, in part, individual performance;

•	additional annual cash incentive compensation based on the achievement of financial and other performance goals;

•	long-term stock-based incentive compensation through the granting of stock options and performance-based restricted stock; and

•	other employee benefits, including perquisites.
      The 2006 Summary Compensation Table sets forth amounts for these components that we paid to our Chairman and Chief Executive Officer, our Senior Vice President-Finance and Chief Financial Officer and our three other highest paid executives for 2006. We refer to these five executives as our named executives.
      We compensate our executives principally by using a combination of short-term compensation (salary and annual cash incentive compensation) and long-term compensation (stock options and restricted stock). We determine the mix of short-term and long-term compensation by using market compensation information. Accordingly, we do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. We tie our annual cash incentive compensation and long-term incentive compensation to the achievement of performance goals or to the value of our common stock. We believe it is important that a portion of our executives’ incentive compensation is dependent upon the price of our common stock in order to align the interests of our executives with the interests of our shareholders. However, since the price of our common stock is subject to some factors outside of the control of our company and our executives, we believe it is also important that a portion of an executive’s incentive compensation be tied to performance goals relating to the operations of our company. We select performance goals that we believe help to drive our business and create value for our shareholders.
      Our Starting Point. We offer our executives annual base salaries, annual cash incentive compensation, long-term incentive compensation and other employee benefits that are intended to be competitive with those offered at similar chemical, building product manufacturing and retail companies with comparable sales. We review compensation paid at these companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. We engage a compensation consultant to identify annually the median compensation paid to executives holding equivalent positions or having similar responsibilities at these companies. These companies change from time to time. We may also use general compensation surveys sponsored by nationally recognized compensation consulting firms to assist us in making compensation decisions.
      The Committee and Sherwin-Williams engaged Towers Perrin, a compensation consultant, to provide us with median compensation information for 24 of these peer companies. We generally benchmark the compensation that we pay to our executives against the median compensation that those 24 companies pay to their executives. We benchmark against median compensation because it allows us to attract and retain employees, provides an incentive for employees to strive for better than average performance to earn better than average compensation, and helps us to manage the overall cost of our compensation program. The compensation information provided by the consultant includes median base salary, annual cash incentive compensation, long-term incentive compensation and total direct compensation. Total direct compensation is the sum of base salary, annual cash incentive compensation and long-term incentive compensation. These peer companies included:

•	Akzo Nobel, N.V.

•	American Standard Companies, Inc.

•	Armstrong Holdings Inc.

•	Ashland Inc.

•	Avery Dennison Corporation

•	The Black & Decker Corporation

•	Chemtura Corporation

•	Eastman Chemical Co.

•	Engelhard Corporation

•	Fortune Brands Inc.

•	Imperial Chemical Industries PLC

•	Leggett & Platt Inc.

•	Lennox International Inc.

•	Louisiana-Pacific Corporation

•	Masco Corporation

•	Newell Rubbermaid Inc.

•	Owens Corning

•	PPG Industries, Inc.

•	Rohm and Haas Company

•	RPM International Inc.

•	The Stanley Works

•	USG Corporation

•	The Valspar Corporation

•	Weyerhaeuser Company
     In October 2006, we promoted Mr. Morikis to President and Chief Operating Officer. Prior to setting Mr. Morikis’ compensation for his new position, we asked the compensation consultant to compile additional market compensation information for presidents and chief operating officers. We reviewed this additional market information (in addition to that of the peer companies) because the position of Chief Operating Officer had been vacant at our company for approximately one and one-half years and many of the peer companies did not employ a president and chief operating officer. The consultant provided us with the median amount of salary, annual cash incentive compensation, long-term incentive compensation and total direct compensation paid to chief operating officers at: (a) the peer companies, (b) 35 Fortune 500 companies with revenues between $6 billion and $10 billion, and (c) an average of five commercially available surveys from five nationally recognized compensation consultants. Using this information, the consultant compiled a composite amount for each of these components of compensation at the 50th percentile. When we set Mr. Morikis’ compensation for his new position, we used this composite amount in the same way we use the median amounts for the peer companies for our other executives.
      We review total direct compensation (which is the sum of base salary, annual cash incentive compensation and long-term incentive compensation) in order to determine whether the compensation components that we pay to our executives are competitive in the aggregate.
      Use of Tally Sheets. When approving changes in compensation for our named executives, we also prepare a tally sheet for each executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings programs, health and welfare programs and other executive benefits, including perquisites. These tally sheets allow the Committee and management to review how a change in the amount of each compensation component affects each named executive’s total compensation and to review each named executive’s total compensation in the aggregate. Based upon the review of tally sheets, the Committee determined the total compensation, in the aggregate, for our named executives to be reasonable and not excessive.
      The Committee and management also reviewed potential compensation payments to our named executives under retirement and termination in the event of a change in control of our company. This review included potential severance payment obligations, potential values of accelerated shares of restricted stock and stock options and projected payment obligations in connection with our retirement and savings programs, health and welfare plans, and other executive benefits.
      Base Salary. We pay salaries to our employees to provide them with a base compensation for the day-to-day performance of their job responsibilities. We assign pay grades to salaried positions at our company. Each pay grade has a salary range. When assigning a pay grade for an executive position, we review the salary range against median base salaries at the peer companies based upon the position and level of responsibility. The midpoint of the range generally approximates the median salary paid for an equivalent position at the peer companies. The Committee reviews salary grades for our executives annually and makes adjustments to these grades as deemed necessary or appropriate to maintain competitiveness. Once we determine a range, we set salary levels within the range based upon other factors, including the executive’s performance, experience and tenure in his particular position.
      Annual salary increases are based on the overall annual salary budget guidelines for our company and an evaluation of the executive’s performance. As part of our annual budget process, we review our overall salary structure to ensure that it remains competitive. Each executive undergoes a performance review. The executive’s performance for the prior year is reviewed by his direct supervisor or, with respect to the performance of the Chairman and Chief Executive Officer, by the Committee. The Committee reviews and approves the base salary of each executive annually and at other times in connection with any promotion or other change in responsibility.
      For 2006, we adopted an overall 3.5% merit budget for salary increases with possible merit increases ranging from 0% to 8%. For 2007, we adopted an overall 3.75% merit budget for salary increases with possible merit increases ranging from 0% to 8.25%. In February 2006 and 2007, we increased the base salaries of each of our executives. We also increased Mr. Morikis’ base salary by 40.5% in October 2006 in connection with his promotion to President and Chief Operating Officer. The following table sets forth the 2006 and 2007 base salaries for our named executives and the percentage increase. Base salary increases are effective in March.

	2006 Base	%		2007 Base
Named Executive	Salary ($)	Increase		Salary ($)

C.M. Connor	1,116,648	3.	75	1,158,522
J.G. Morikis	630,006	4.	5	658,356
S.P. Hennessy	475,748	4.	5	497,157
T.W. Seitz	400,686	4.	0	416,713
L.E. Stellato	384,514	7.	0	411,430
      Annual Cash Incentive Compensation. We pay annual cash incentive compensation to our executives under our Management Incentive Plan. The amount of cash incentive compensation earned by our named executives in 2006 is set forth in the “Non-Equity Incentive

Plan Compensation” column of the 2006 Summary Compensation Table. We paid these amounts in February 2007. All of our executives participate in our Management Incentive Plan. In determining the amount of any annual cash incentive paid to our executives, we place great emphasis on establishing incentive opportunities that are directly linked with our company performance and the maximization of shareholder value. We pay annual cash incentive amounts for the purpose of rewarding performance during the year based on the achievement of annual performance goals. We have designed our Management Incentive Plan so that our executives may earn higher than average annual cash incentive compensation for above average performance and lower than average annual cash incentive compensation for below average performance.
      The Committee annually reviews target and maximum annual cash incentive compensation levels for our executives as a percent of their salary. Target bonus awards are determined by using the median annual cash incentive compensation available at the peer companies, which is generally equivalent to the amount an executive could receive under our Management Incentive Plan if he achieves a 100% average of his goals. The annual cash incentive amount earned by an executive in any year based upon the achievement of his performance goals may exceed or fall below the median annual cash incentive compensation available at the peer companies.
      The table below sets forth the minimum, target and maximum cash incentive amount levels, as a percent of salary, for our named executives based upon the executive achieving an average of 75%, 100% and 125%, respectively, of his performance goals. These levels are effective for annual cash incentive amounts earned in 2007 and payable in February 2008. In October 2006, we increased the maximum annual cash incentive level that may be earned in 2007 for Messrs. Connor, Morikis and Hennessy (from 165%, 135% and 135%, respectively). We increased these levels for Messrs. Connor, Morikis and Hennessy to align their annual cash incentive compensation with the annual cash incentive compensation available at the peer companies.

	2007 Incentive Amount as a
	Percentage of Salary

Named Executive	Minimum	Target	Maximum

C.M. Connor	40	95	190
J.G. Morikis	40	75	150
S.P. Hennessy	40	75	150
T.W. Seitz	30	60	95
L.E. Stellato	30	60	95
      Under our Management Incentive Plan, we annually establish a threshold goal of increased company earnings. 75% of this earnings increase must be met before we pay annual incentive compensation, subject to the Committee’s discretion to pay amounts for individual performance and to make adjustments for non-recurring or unusual items. For 2006, we set the threshold earnings goal at an increase in 2006 earnings before taxes of $38.1 million over 2005 earnings. In 2006, our earnings before taxes increased $178.1 million compared to 2005. Accordingly, we attained this threshold earnings goal.
      We assign performance goals for each executive at the beginning of each year. The Committee approves the goals of all of our named executives. The Chairman and Chief Executive Officer also approves the goals of our other named executives. These performance goals vary by executive, are weighted and usually relate to the particular business unit or function for which such person has responsibility. Executives are encouraged to have quantitative goals that stretch performance and have a significant impact on the improvement of a business unit or our company. Financial performance goals are generally weighted more heavily. The Committee reviews and approves annually each named executive’s achievement of his performance goals.
      For 2006, the target performance goals for the named executives were as follows:

•	Performance goals for Messrs. Connor and Hennessy related to net sales ($7.7 billion), after tax return on equity (28.6%), earnings per share ($3.60), consolidated free cash flow ($309.3 million), consolidated working capital as a % of sales (12.4%), and earnings before interest, taxes, depreciation and amortization ($912 million);

•	Performance goals for Mr. Morikis related to Paints Stores Group sales ($4.81 billion), profit before taxes ($462.3 million), return on sales (9.6%), return on net assets employed (41%), budgeted flow through (11.7%), and new store openings (125);

•	Performance goals for Mr. Seitz related to Consumer Group total external sales and internal transfers ($3.1 billion), profit before taxes ($111.2 million), return on net assets employed (9.5%), selling, general and administrative expenses as a % of Consumer Group sales (10%), Operational Excellence, which is an approach to improving operations management ($9.9 million savings), and the opening of our new manufacturing plant in Nevada; and

•	Performance goals for Mr. Stellato related to net sales and earnings per share (same as Messrs. Connor and Hennessy), budget management, and subjective goals relating to various legal matters.
      At its February 2007 meeting, the Committee reviewed each named executive’s achievement of these goals during 2006 and approved cash incentive compensation under our Management Incentive Plan. For each of our named executives, we have set forth in the table below the average percentage of performance goals achieved, the amount of annual cash incentive compensation earned and the corresponding percentage of their 2006 salary that the amount represented.

	Average % of	Amount of
	Performance	Cash
	Goals	Incentive	% of
Named Executive	Achieved	Earned($)	Salary

C.M. Connor	124.3	1,816,000	163.1
J.G. Morikis	118.9	577,000	120.5
S.P. Hennessy	124.7	634,000	134.2
T.W. Seitz	115.7	327,000	81.8
L.E. Stellato	124.7	363,000	94.4
      From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs that we offer to our executives.
      Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company’s chief executive officer and any of its four other highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. Compensation paid under our Management Incentive Plan currently does not qualify for the exception for performance-based compensation.
      As part of this proxy statement, we are submitting the 2007 Executive Performance Bonus Plan for shareholder approval so that we will have the ability to pay non-discretionary annual cash incentive compensation to our named executives that will qualify for deductibility. Independent of the 2007 Executive Performance Bonus Plan, the Committee retains the discretion to reward strong individual performance by paying executive compensation that may not be deductible under Section 162(m). The Committee believes that its ability to exercise such discretion is in the best interests of Sherwin-Williams and our shareholders. We provide additional information about the 2007 Executive Performance Bonus Plan under the heading “Approval of The Sherwin-Williams Company 2007 Executive Performance Bonus Plan (Proposal 2).”
      Long-term Incentive Compensation. We grant long-term incentive compensation in the form of stock options and restricted stock annually to our executives under our 2006 Equity and Performance Incentive Plan. We begin by determining the median market value of long-term incentive compensation that the peer companies grant to their executives, and then we allocate that compensation between stock options and restricted stock. When making awards of stock options and restricted stock to executives, we allocate comparable values to stock options and to restricted stock. We allocate the mix of stock options and restricted stock in this way because we want to equally reward the growth in the value of our common stock and the achievement of financial performance goals. Grants of stock options and restricted stock vest over time, which help us to retain our executives and encourage our executives to improve the long-term performance of our company, rather than to focus exclusively on short-term goals, thereby more closely aligning the interests of our executives with the interests of our shareholders.
      We have used a consistent approach in granting stock options and restricted stock over the years. We grant stock options and restricted stock on an annual basis at regularly scheduled Board of Directors meetings. We schedule the dates of these meetings approximately one year in advance. We typically grant restricted stock in February and stock options in October. We grant restricted stock and stock options in February and October so that our annual grants are made at different times of the year. Information relating to the stock options and shares of restricted stock granted to our named executives is set forth in the 2006 Summary Compensation Table and the 2006 Grants of Plan-Based Awards Table.
      At each October Board of Directors meeting, we grant stock options to all of our eligible employees. These grants are made typically on the same day that the Audit Committee approves our earnings release for the third quarter and a day or so before we release the third quarter earnings announcement. At each February Board of Directors meeting, we grant restricted stock. This meeting typically occurs in the third week of February, approximately three or four weeks after we release our annual earnings results. We may also grant restricted stock and stock options at other regularly scheduled Board meetings in connection with an employee’s promotion and other events. The dates of these grants may occur shortly before the release of quarterly earnings announcements. We do not take into account our earnings announcement when determining the number of stock options or shares of restricted stock to be granted.
      Stock Options. The number of stock options granted to an executive is based upon the executive’s position and level of responsibility using comparable positions at the peer companies. We determine the specific number of stock options to be granted by calculating the Black-Scholes-Merton value of the stock options over a prior 90-day period. Black-Scholes-Merton is a generally accepted model used in estimating the value of stock options. In accordance with the terms of our stock plans, the option exercise price for all stock options is equal to the average of the high and low market price of our common stock on the date options are granted. Accordingly, the exercise price may be higher or lower than the closing price of our common stock on that day. We do not reprice stock options, and our stock plans do not contain reload features. Stock options typically vest at the rate of one-third per year for three years (beginning one year from the date of grant) and expire ten years from the date of grant. In October 2006, we granted stock options to all of our executives.
      Restricted Stock. We determine the granting of restricted stock in the same manner that we determine the granting of stock options. If granted, shares of restricted stock are subject to a “substantial risk of forfeiture” and vest in accordance with performance and time restrictions. The number of shares of restricted stock that will vest at the end of the restriction period is based upon the achievement of one or more performance goals. Up to 100% of the number of shares of restricted stock may be forfeited if the performance goals are not achieved.
      In February 2006, we granted shares of performance-based restricted stock to all of our executives. In October 2006, we granted additional shares of performance-based restricted stock to Messrs. Morikis and Seitz. We granted the additional shares of restricted stock to Mr. Morikis in connection with his promotion. We granted the additional shares of restricted stock to Mr. Seitz in recognition of additional responsibilities as President, Consumer Group. The shares of restricted stock granted vest in February 2010. During the vesting period, the executives beneficially own the shares of restricted stock and possess all voting and dividend rights.
      The number of shares of restricted stock that will actually vest will range from 0% to 100% based upon our company’s achievement of specified financial performance goals. These goals measure average return on average equity and cumulative earnings before interest, taxes, depreciation and amortization over four years. We refer to this second measure as EBITDA. We explain how we calculate EBITDA on page 35 of our 2006 Annual Report to Shareholders. We selected these two performance measures because they reward our executives in achieving two important business objectives — earnings growth and working capital management — which we believe help us improve our long-term financial results. The Committee approves these goals. 100% of the shares of restricted stock will vest in the event we achieve at least a 17% average return on average equity and at least an 8% cumulative growth in EBITDA. No shares will vest in the event we achieve below 13% average return on average equity or below 3% cumulative growth in EBITDA. Between 0% and 100% of the restricted stock will vest in the event we achieve between 13% and 17% return on average equity and between 3% and 8% cumulate growth in EBITDA. At the end of the vesting period, the Committee will review performance against the goals and determine the number of shares of restricted stock that will vest.
      Long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not generally consider the amount of outstanding stock options and shares of restricted stock currently held by an executive when making awards of stock options and restricted stock.
      Other Benefits. We provide our named executives with various retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees. We also provide our named executives with other executive benefit programs and perquisites as part of providing a competitive executive compensation program and for employee retention. We annually review all of these items in connection with our preparation and review of the overall compensation packages of our named executives and in connection with our review of tally sheets.
      Perquisites may include a company automobile, parking, use of the corporate aircraft, personal liability insurance, an annual physical, club memberships, reimbursement for basic financial planning and a home security system. We have set forth the incremental cost of providing these perquisites to our named executives in separate table that is included in a footnote to the “All Other Compensation” column of the 2006 Summary Compensation Table.
      The other executive benefit programs include an executive life insurance program, an executive long-term disability program and a grantor trust program. We have also set forth the amounts for these programs in a separate table that is included in a footnote to the “All Other Compensation” column of the 2006 Summary Compensation Table.
      The life insurance and long term disability programs are designed to provide our named executives with life and disability benefits greater than the life and disability benefits available under the broad-based life insurance and long term disability programs that we offer to other employees due to benefit limitations within the broad-based programs.
      We initiated our grantor trust program in 2003 to replace our non-qualified deferred compensation plan for some of our executives to provide financial security to those executives who have accumulated a significant retirement benefit in our non-qualified deferred compensation plan. All salaried employees are eligible to participate in funded retirement plans. The Internal Revenue Code contains limits on the amount of benefits that can be contributed to and/or paid from a qualified retirement plan. Employees whose retirement benefits are limited are eligible to participate in the non-qualified deferred compensation plan to provide such employees with the retirement benefits they would have received under our qualified retirement plans but for those limitations. Executives who are eligible to participate in our grantor trust program are not eligible to participate in our deferred compensation plan.
      All of our named executives participate in our grantor trust program. Under this program, supplemental compensation amounts are paid to our named executives to fund individual grantor trusts established by the executives. It is intended that these amounts provide our named executives with the same after-tax amount at retirement age as would have been provided under our non-qualified deferred compensation plan.

      Severance Agreements. To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we have entered into severance pay agreements with our executives, including each of our named executives. In 2006, the Committee engaged Towers Perrin to evaluate our existing severance pay agreements in order to determine how these agreements compare to market practices. Towers Perrin’s evaluation included a review of the change in control trigger threshold, severance pay single versus double triggers, severance pay multiples, continuation of retirement, health and welfare benefits, excise tax gross-ups, and the impact of Section 409A of the Internal Revenue Code.
      Based upon this evaluation, the Committee approved a new form of severance agreement in February 2007, and we entered into new severance agreements with each of our executives. Information regarding these new severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control.”
      Stock Ownership Guidelines. We have established a minimum share ownership requirement for our directors, executive officers and operating presidents. We require each director who has served on the Board of Directors for at least five years to own a minimum of 5,000 shares of common stock. We require each executive and operating president who has served in such capacity for at least five years to own shares of common stock equal in value to a multiple of their base salary ranging from a low of three times to a high of five times for the Chief Executive Officer. The requirements for the executives and operating presidents are as follows.

Minimum Share
Ownership as
Multiple of
Title	Base Salary

Chief Executive Officer	5 times
Chief Operating Officer	4 times
Other Executives Officers and Operating Presidents	3 times
      For purposes of meeting this requirement, each equivalent share of common stock and each share of restricted stock held under our benefit plans is considered as a share of common stock. Stock options are not considered towards meeting the requirement. All directors, executive officers and operating presidents have either met the guidelines or are pursuing plans to meet the guidelines within the time frames prescribed.

2006 SUMMARY COMPENSATION TABLE
      The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer, our Senior Vice President — Finance and Chief Financial Officer and our other three highest paid executive officers for 2006.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2,3)	($)(2,3)	($)(4)	($)(5)	($)(6)	($)

C. M. Connor
Chairman and Chief Executive Officer	2006	1,113,742	-0-	2,657,568	1,311,425	1,816,000	-0-	454,283	7,353,018
J. G. Morikis
President and Chief Operating Officer	2006	479,036	-0-	803,983	315,980	577,000	-0-	194,016	2,370,015
S. P. Hennessy
Senior Vice President — Finance and Chief Financial Officer	2006	472,572	-0-	670,774	298,841	634,000	-0-	174,650	2,250,837
T. W. Seitz
Senior Vice President — Strategic Excellence Initiatives	2006	399,642	-0-	444,052	583,737	327,000	53,816	356,401	2,110,832
L. E. Stellato
Vice President, General
Counsel and Secretary	2006	384,514	-0-	308,137	343,534	363,000	-0-	132,007	1,531,192

[1]	Amounts earned under our Management Incentive Plan, which in previous years were reported in the “Bonus” column, are now reported in the “Non-Equity Incentive Plan Compensation” column.

[2]	The dollar value of restricted stock and stock options set forth in these columns is equal to the compensation cost recognized during 2006 for financial statement purposes in accordance with FAS 123R, except no assumptions for forfeitures were included. This valuation method values restricted stock and stock options granted during 2006 and previous years. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2006 Annual Report to Shareholders.

[3]	Information regarding the shares of restricted stock and stock options granted to our named executives during 2006 is set forth in the 2006 Grants of Plan-Based Awards Table. The 2006 Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the restricted stock and stock options granted during 2006 computed in accordance with FAS 123R.

[4]	The amounts set forth in this column were earned during 2006 and paid in early 2007 under our Management Incentive Plan.

[5]	The amount set forth in this column for Mr. Seitz reflects the aggregate increase in the present value of his accumulated benefit in our Salaried Employees’ Pension Investment Plan.

[6]	The amounts set forth in this column for 2006 include: (a) company contributions under our Salaried Employees’ Revised Pension Investment Plan, a defined contribution plan, or our Salaried Employees’ Pension Investment Plan, a defined benefit plan; (b) company matching contributions under our Employee Stock Purchase and Savings Plan, a defined contribution plan; (c) company supplemental compensation payments pursuant to Individual Grantor Trust Participation Agreements between Sherwin-Williams and our named executives; (d) the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan; (e) company payments for premiums under our Executive Disability Income Plan; (f) tax reimbursements (which primarily consists of tax gross-up payments under our Grantor Trust

Program) and (g) perquisites and other personal benefits. The amounts are listed in the following table.

	C. M. Connor	J. G. Morikis	S. P. Hennessy	T. W. Seitz	L. E. Stellato

Company Contributions — Pension Plans ($)	12,600	12,600	12,600	2,200	12,600
Company Match — Employee Stock Plan ($)	13,200	13,200	13,200	13,200	13,200
Supplemental Payments — Grantor Trust ($)	265,022	73,397	83,220	242,182	60,368
Value — Executive Life Insurance Plan ($)	85,800	45,050	22,800	52,000	18,750
Premiums — Executive Disability Plan ($)	2,372	2,283	2,620	3,326	2,508
Tax Reimbursements ($)	23,715	10,254	9,492	6,685	2,239
Perquisites and Other Personal Benefits ($)	51,574	37,232	30,718	36,808	22,342

TOTAL ($)	454,283	194,016	174,650	356,401	132,007
      Amounts do not include the incremental cost of our Business Travel Accident Insurance Plan, which provides coverage for all of our directors, executive officers and full-time salaried employees. The total aggregate premium in 2006 for this plan for all directors, executive officers and employees was less than $20,000.
      Perquisites and Other Personal Benefits. We provide our executive officers with perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. Perquisites may include a company automobile, parking, personal use of the corporate aircraft, personal liability insurance, an annual physical, club memberships, reimbursement for basic financial planning and a home security system. The types and costs of all perquisites and other personal benefits provided to our named executives during 2006 are listed in the following table.

	C. M. Connor	J. G. Morikis	S. P. Hennessy	T. W. Seitz	L. E. Stellato

Executive Automobile Program ($)	23,441	19,757	16,971	25,995	16,359
Parking ($)	1,879	1,879	1,750	1,750	1,750
Personal Use of Corporate Aircraft ($)	5,952	3,214	805	-0-	-0-
Personal Liability Insurance ($)	2,901	893	2,290	-0-	673
Annual Physical ($)	-0-	1,778	-0-	-0-	454
Club Memberships ($)	9,174	6,065	7,957	9,063	3,106
Basic Financial Planning ($)	6,887	3,646	-0-	-0-	-0-
Home Security System ($)	1,340	-0-	945	-0-	-0-

TOTAL ($)	51,574	37,232	30,718	36,808	22,342
      These benefits are valued based upon the incremental cost of providing the benefit to the executive. The incremental cost of the executive automobile program is determined by adding all of the costs of the program, including lease costs and costs of maintenance, fuel, license and taxes. The incremental cost of personal use of corporate aircraft is determined based upon the variable operating costs of the aircraft, which includes fuel costs, maintenance and repair costs, landing fees, catering costs, and travel costs for the pilots. An average hourly rate is calculated by dividing the total variable operating costs for the year by the number of hours the aircraft is flown. The average hourly rate is then multiplied by the number of hours of the executive’s personal use to derive the total incremental cost. The incremental cost of personal use of club memberships is comprised of all dues and costs for the membership multiplied by the percentage of times that the club was utilized for personal use.

2006 GRANTS OF PLAN-BASED AWARDS
      The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock during 2006 to our executive officers named in the 2006 Summary Compensation Table.

								All Other
								Option
		Estimated Future Payouts Under						Awards;
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Number of	Exercise of	Grant Date
		Awards(1)			Equity Incentive Plan Awards(2)			Securities	Base Price	Fair Value
								Underlying	of Option	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)(4)	Awards($)(5)

C. M. Connor	N/A	445,497	1,058,055	1,837,674
	02/22/2006				-0-	59,000	59,000			2,776,245
	10/18/2006							140,000	59.435	2,088,534
J. G. Morikis	N/A	191,614	359,277	646,699
	02/22/2006				-0-	13,700	13,700			644,654
	10/18/2006				-0-	15,000	15,000			891,525
	10/18/2006							50,000	59.435	745,905
S. P. Hennessy	N/A	189,029	354,429	637,972
	02/22/2006				-0-	15,000	15,000			705,825
	10/18/2006							33,000	59.435	492,297
T. W. Seitz	N/A	119,893	239,785	379,660
	02/22/2006				-0-	10,000	10,000			470,550
	10/18/2006				-0-	7,500	7,500			445,763
	10/18/2006							28,000	59.435	417,707
L. E. Stellato	N/A	115,354	230,708	365,288
	02/22/2006				-0-	6,000	6,000			282,330
	10/18/2006							15,000	59.435	223,772

[1]	The amounts set forth in these columns reflect the annual cash incentive compensation amounts that potentially could have been earned during 2006 based upon the achievement of performance goals under our Management Incentive Plan. The amounts of annual cash incentive compensation earned in 2006 by our named executives under our Management Incentive Plan have been determined and were paid in February 2007. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table.

[2]	The amounts set forth in these columns reflect the number of shares of restricted stock granted in October 2006 under our 2006 Equity and Performance Incentive Plan and in February 2006 under our 2003 Stock Plan (the predecessor plan). These shares vest in February 2010 based upon the achievement of performance goals.

[3]	The amounts set forth in this column reflect the number of stock options granted on October 18, 2006 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year and expire on October 17, 2016.

[4]	The exercise price equals the average of the highest and lowest sale prices of our common stock on the date of grant, October 18, 2006. The closing price of our common stock on the date of grant was $59.34.

[5]	The dollar values of restricted stock and stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2006 Annual Report to Shareholders.
      Salary. Salaries paid to our named executives are set forth in the 2006 Summary Compensation Table. For 2006, salaries paid to our named executives accounted for the following percentages of their total compensation: Mr. Connor (15.1%), Mr. Morikis (20.2%), Mr. Hennessy (21.0%), Mr. Seitz (18.9%) and Mr. Stellato (25.1%).

      Non-equity Incentive Plan Compensation. The non-equity incentive plan compensation set forth in the tables above reflects annual cash incentive compensation under our Management Incentive Plan. Annual cash incentive compensation is earned based upon the achievement of a threshold company earnings goal and the accomplishment by the executive of performance goals. Performance goals vary by executive and usually relate to the particular business unit or function for which such person has responsibility. Annual cash incentive compensation is payable as a percentage of salary. These percentages vary by named executive. The performance goals and the percentages of salary are set forth under the heading “Compensation Discussion and Analysis.”
      The threshold, target and maximum amounts set forth in the 2006 Grants of Plan-Based Awards Table correspond to the named executive achieving an average of 75%, 100% and 125% of his performance goals, respectively.
      Restricted Stock. We grant restricted stock pursuant to our 2006 Equity and Performance Incentive Plan. The shares of restricted stock granted generally vest over a four-year period based upon the achievement of specified financial performance goals. The number of shares of restricted stock that will actually vest at the end of the vesting period will range from 0% to 100% based upon achievement of the specified financial performance goals. These goals relate to our average return on average equity and cumulative earnings before interest, taxes, depreciation and amortization over the vesting period. We have included more information about these performance goals under the heading “Compensation Discussion and Analysis.”
      At the end of the vesting period, the Compensation Committee reviews our performance against these goals and determines the number of shares of restricted stock that will vest. Up to 100% of the shares of restricted stock may be forfeited if the performance goals are not achieved. Shares of restricted stock will vest immediately upon the death or disability of the employee or upon a change in control of Sherwin-Williams.
      During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting and dividend rights. Dividends are payable at the same rate as is paid on Sherwin-Williams common stock generally. During 2006, the quarterly dividend rate was $0.25 per share. In February 2007, the Board of Directors announced an increase in the quarterly dividend rate to $0.315 per share payable on March 16, 2007.
      Stock Options. We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. The option exercise price is equal to the market value of our common stock on the date options are granted. In accordance with the terms of the plan, the market value is equal to the average of the highest and lowest reported sale prices of our common stock on the date of grant during normal trading hours on the New York Stock Exchange. Stock options will vest at the rate of one-third per year and have a term of ten years. Stock options will become immediately exercisable in the event of the death or disability of the executive or in the event of a change in control of Sherwin-Williams. Stock options are not transferable other than by will or the laws of descent and distribution.
      Employment Agreements. None of the named executives have written employment agreements with Sherwin-Williams.
      Additional Information. We have provided additional information regarding the compensation we pay to our named executives under the heading “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
      The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on December 31, 2006 for our executive officers named in the 2006 Summary Compensation Table.

						Stock Awards
	Option Awards
						Equity Incentive
	Number					Plan Awards:	Equity Incentive
	of	Number of				Number of	Plan Awards:
	Securities	Securities				Unearned	Market or Payout
	Underlying	Underlying				Shares,	Value of Unearned
	Unexercised	Unexercised		Option		Units or Other	Shares, Units or
	Options	Options		Exercise	Option	Rights That Have	Other Rights That
	(#)	(#)		Price	Expiration	Not Vested	Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)(1)

C. M. Connor	86,010	-0-		25.0625	02/02/2009	110,000(2)	6,993,800
	200,000	-0-		20.25	10/21/2009	88,000(3)	5,595,040
	250,000	-0-		24.305	10/16/2011	53,750(4)	3,417,425
	250,000	-0-		25.425	10/17/2012	59,000(5)	3,751,220
	200,000	-0-		31.20	10/23/2013
	90,000	45,000	(6)	41.725	10/19/2014
	58,334	116,666	(7)	43.595	10/20/2015
	-0-	140,000	(8)	59.435	10/17/2016
J. G. Morikis	3,933	-0-		25.425	10/17/2012	27,000(2)	1,716,660
	45,000	-0-		31.20	10/23/2013	20,000(3)	1,271,600
	20,000	10,000	(6)	41.725	10/19/2014	11,500(4)	731,170
	13,334	26,666	(9)	43.595	10/20/2015	28,700(5)	1,824,746
	-0-	50,000	(10)	59.435	10/17/2016
S. P. Hennessy	60,000	-0-		25.425	10/17/2012	30,000(2)	1,907,400
	45,000	-0-		31.20	10/23/2013	20,000(3)	1,271,600
	20,000	10,000	(6)	41.725	10/19/2014	13,750(4)	874,225
	13,334	26,666	(9)	43.595	10/20/2015	15,000(5)	953,700
	-0-	33,000	(11)	59.435	10/17/2016
T. W. Seitz	22,000	-0-		31.20	10/23/2013	13,000(2)	826,540
	10,667	5,333	(6)	41.725	10/19/2014	11,000(3)	699,380
	10,000	20,000	(12)	43.595	10/20/2015	6,250(4)	397,375
	-0-	28,000	(13)	59.435	10/17/2016	17,500(5)	1,112,650
L. E. Stellato	22,000	-0-		31.20	10/23/2013	13,000(2)	826,540
	10,667	5,333	(6)	41.725	10/19/2014	11,000(3)	699,380
	5,334	10,666	(14)	43.595	10/20/2015	6,250(4)	397,375
	-0-	15,000	(15)	59.435	10/17/2016	6,000(5)	381,480

[1]	The amounts set forth in this column equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($63.58) on December 29, 2006. The amounts assume the maximum percentage of shares of restricted stock will vest based upon the achievement of the specified performance goals. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executives.

[2]	100% of these shares of restricted stock vested in February 2007 based upon the achievement of the performance goals.

[3]	Shares of restricted stock vest in February 2008 on the date that the Board of Directors determines the level of achievement of the performance goals.

[4]	Shares of restricted stock vest in February 2009 on the date that the Board of Directors determines the level of achievement of the performance goals.

[5]	Shares of restricted stock vest in February 2010 on the date that the Board of Directors determines the level of achievement of the performance goals.

[6]	Options vest on October 20, 2007.

[7]	58,333 options vest on October 21, 2007 and 2008.

[8]	46,667, 46,666 and 46,667 options vest on October 18, 2007, 2008 and 2009, respectively.

[9]	13,333 options vest on October 21, 2007 and 2008.

[10]	16,667, 16,666 and 16,667 options vest on October 18, 2007, 2008 and 2009, respectively.

[11]	11,000 options vest on October 18, 2007, 2008 and 2009.

[12]	10,000 options vest on October 21, 2007 and 2008.

[13]	9,334, 9,333 and 9,333 options vest on October 18, 2007, 2008 and 2009, respectively.

[14]	5,333 options vest on October 21, 2007 and 2008.

[15]	5,000 options vest on October 18, 2007, 2008 and 2009.
2006 OPTION EXERCISES AND STOCK VESTED
      The following table sets forth information regarding the number and value of stock options exercised and stock vested during 2006 for our executive officers named in the 2006 Summary Compensation Table.

	Option Awards		Stock Awards(2)

	Number of		Number
	Shares		of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)

C. M. Connor	230,461	8,254,556	-0-	-0-
J. G. Morikis	84,517	2,129,210	-0-	-0-
S. P. Hennessy	50,513	1,212,743	-0-	-0-
T. W. Seitz	31,004	841,538	-0-	-0-
L. E. Stellato	97,886	3,124,373	-0-	-0-

[1]	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.

[2]	No stock awards vested during 2006.
2006 PENSION BENEFITS
      The following table sets forth information relating to The Sherwin-Williams Company Salaried Employees’ Pension Investment Plan. Mr. Seitz is the only executive officer named in the 2006 Summary Compensation Table that participates in our Salaried Employees’ Pension Investment Plan.

Payments
		Number of Years	Present Value of	During Last
		Credited Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

C. M. Connor	N/A	-0-	-0-	-0-
J. G. Morikis	N/A	-0-	-0-	-0-
S. P. Hennessy	N/A	-0-	-0-	-0-
T. W. Seitz	Salaried Employees’ Pension Investment Plan	31	578,724	-0-
L. E. Stellato	N/A	-0-	-0-	-0-
      Our Salaried Employees’ Pension Investment Plan is a qualified noncontributory defined benefit pension plan. The benefit formula with respect to active participants hired prior to January 1, 2002, including Mr. Seitz, consists of the sum of two components: (a) a traditional pension-type retirement benefit that is determined based upon the greater of two formulas;

and (b) a contribution credit equal to 1% of the participant’s earnings for periods after January 1, 2002.
      The pension-type retirement benefit is determined based upon the greater of the following two formulas:

•	Average annual earnings are divided by 12 then multiplied by the accrued benefit service (determined according to plan provisions, up to a maximum of 40 years). The result is then multiplied by 1%. For purposes of this formula, average annual earnings are the average of earnings during the five consecutive calendar years in which the participant earned the most money during the 10 years prior to retirement. Earnings include annual salary, overtime, bonuses and commissions, but not moving expenses, tuition aid or any pay designated as not creditable as earnings at the time it is received, all subject to the applicable IRS limitations on earnings. For purposes of this calculation, our Salaried Employees’ Pension Investment Plan disregards the one year out of the 10 in which earnings were the lowest and closes the gap so that the remaining nine years are considered consecutive; or

•	Years and months of accrued benefit service are multiplied by $14 to determine a monthly benefit amount; an additional medical allowance of $15 is added.
      Pension benefits may be collected upon attainment of normal retirement age (age 65) or upon satisfying the criteria for early retirement (age 55-59 with at least 20 years of vesting service or age 60 or older if the participant’s combination of age and years of vesting service equal at least 75). If otherwise eligible for early retirement, a participant can elect to retire from Sherwin-Williams at age 62 with unreduced benefits. All other early retirement benefit payments are actuarially reduced to reflect the longer expected payout period. Pension benefits commence on the first day of the calendar month following the month in which the Pension Administration Committee approves the retirement election.
      The normal form of benefit for a married participant is a 60% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 60% of the reduced payments. With the spouse’s consent, a married participant may alternatively elect to receive benefits in the form of a single life annuity, a 100% joint and survivor annuity, a five-year certain annuity, a 10-year certain annuity or in a lump sum. Our Salaried Employees’ Pension Investment Plan provides guarantees that at least the first 12 monthly payments will be paid to either the participant or his beneficiary if the participant dies during the 12-month period following retirement. We do not normally grant additional years of service credit.
      The 1% contribution credit is converted into units to account for the participant’s benefit attributable to this portion of the retirement benefit. The participant’s benefit is determined based upon hypothetical returns achieved on the allocation of units among investments in various mutual fund alternatives as directed by the participant.
      For purposes of determining the present value of Mr. Seitz’s accumulated benefit, the following assumptions were used:

•	Mortality Table: RP2000;

•	Interest Rate: 5.60% (2007), 5.50% (2006);

•	Age at 1/1/2007: 58 years and 1 month;

•	2006 pay: $579,642;

•	Benefit Commencement at age 62 (earliest unreduced);

•	25% elect lump sum option/75% elect annuity;

•	Lump Sum Mortality Table: GAM-94 Basic Table Projected to 2002 Using Scale AA (50% Male/50% Female); and

•	Lump Sum Interest Rate: 4.60% (for 2007), 4.50% (for 2006).
Both the RP2000 and the GAM-94 Basic Table are commonly accepted actuarial tables published by the IRS for purposes of determining mortality in connection with the determination of retirement benefits, among other things.

2006 NONQUALIFIED DEFERRED COMPENSATION
      The following table sets forth information relating to The Sherwin-Williams Company Revised Key Management Deferred Compensation Plan. Mr. Morikis is the only executive officer named in the 2006 Summary Compensation Table that participates in our Key Management Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at
	Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)	($)(1)	($)	($)

C. M. Connor	-0-	-0-	-0-	-0-	-0-
J. G. Morikis	-0-	-0-	1,760	-0-	43,247
S. P. Hennessy	-0-	-0-	-0-	-0-	-0-
T. W. Seitz	-0-	-0-	-0-	-0-	-0-
L. E. Stellato	-0-	-0-	-0-	-0-	-0-

[1]	No amounts reported in these columns are reported as compensation in the 2006 Summary Compensation Table.
      Our Key Management Plan is a nonqualified deferred compensation plan pursuant which employees who participate in our Management Incentive Plan or other identified employee groups may elect to defer on a pre-tax basis up to 100% of their base salary and bonus. Our Key Management Plan is “unfunded” for tax purposes; account balances are merely bookkeeping entries that measure our obligation to the participant.
      Amounts deferred are credited with any associated earnings in accordance with hypothetical investment options elected by the participant from a variety of investment funds. All benefits are 100% vested at all times. Amounts deferred may be distributed in-service only pursuant to the election of scheduled in-service withdrawals, which may commence no sooner than four years following the time of initial deferral. All such scheduled payments are made in January.
      Upon retirement (or sooner if elected), participants may receive a distribution in the form of a single lump sum payment or in annual installments made once each year over a fixed period not to exceed 15 years. Upon termination of employment prior to retirement, any deferred amounts are automatically payable as a single lump sum, generally within 90 days from date of separation from service. As a result of the American Jobs Creation Act of 2004, our Key Management Plan was frozen to all further participation and contributions effective December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2006.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance under
	to Be Issued upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders (1, 2)	10,716,711	$37.30	8,408,749
Equity compensation plans not approved by security holders	-0-	—	—

Total	10,716,711	$37.30	8,408,749

[1]	Column (a) represents the number of shares of common stock that may be issued in connection with the exercise of outstanding stock options granted under The Sherwin-Williams Company 1994 Stock Plan, The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors, The Sherwin-Williams Company 2003 Stock Plan and The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan. The 1994 Stock Plan, the 1997 Stock Plan and the 2003 Stock Plan have expired or have been terminated, although outstanding stock options and restricted stock continue in force in accordance with their terms.

[2]	Column (c) includes 8,208,749 shares of common stock remaining available for future awards under the 2006 Equity and Performance Incentive Plan and 200,000 shares of common stock remaining available for future awards under the 2006 Stock Plan for Nonemployee Directors.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
      The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of normal and early retirement, involuntary termination, death, disability, voluntary termination (not for cause), termination for cause, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change in control without a termination of employment.
      We do not have employment agreements with any of our named executives and do not have a formal severance policy or arrangement that provides for payments to a named executive in the event of a termination of employment (other than with respect to a termination of employment following a change in control as described below). The Compensation and Management Development Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive in the event of a termination. The Committee believes that it is in the best interests of Sherwin-Williams and our shareholders that executives are treated fairly and equitably on a termination of employment.
      Assumptions and General Principles. The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•	The amounts shown in the table assume that each named executive was terminated on December 31, 2006. Accordingly, the table reflects amounts earned as of December 31, 2006 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control.

•	A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•	A named executive must be employed on December 31 to be entitled to receive annual cash incentive compensation pursuant to our Management Incentive Plan. In the event a termination occurs on a date other than December 31, the Committee has discretion to award the named executive an annual cash incentive compensation payment. Typically this payment would approximate a prorated amount of the payment the named executive would have received under the plan and takes into consideration the named executive’s performance and contributions to achieving the performance criteria under the plan to the date of termination. Discretionary annual cash incentive compensation payments are not typically awarded in the event of a voluntary termination or a termination for cause.
Because we have assumed a December 31, 2006 termination date, each of the named executives is entitled to receive the annual cash incentive compensation payment earned under the plan for 2006. Therefore, the amount set forth in the table for prorated annual cash incentive compensation is the actual annual incentive compensation earned by each named executive during 2006. This amount is also the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table.

•	A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock awards for which the vesting period has expired prior to the date of termination. The number of unrestricted shares to be received by a named execu-

tive will be determined by the Committee pursuant to the applicable plan. Any payments related to these stock options and restricted stock awards are not included in the table because they are not severance payments.

•	A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including our Employee Stock Purchase and Savings Plan and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

      Normal and Early Retirement. A named executive is eligible to elect normal retirement at age 65 and early retirement upon satisfying the criteria for early retirement (age 55-59 with at least 20 years of vesting service or age 60 or older if the executive’s combination of age and years of vesting service equal at least 75). All of our full-time salaried employees hired prior to January 1, 1993 are eligible for health care and life insurance benefits upon normal retirement subject to the terms of the plans. In addition, upon normal retirement, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding restricted stock awards will continue to vest as if the named executive had continued employment throughout the restriction period. The number of unrestricted shares that the named executive will be entitled to receive will be determined in accordance with the plan as if the named executive had remained employed throughout the restriction period.
      In the event of early retirement, all outstanding stock options will continue to vest in accordance with their terms. The Committee has the discretion to cancel all of the named executive’s rights to outstanding restricted stock, continue all rights in full, or prorate the number of shares of restricted stock for the portions of the restricted periods completed as of the date of retirement. The number of unrestricted shares that the named executive will be entitled to receive if the named executive’s rights continue in full or prorata will be determined in accordance with the plan as if the named executive had remained employed throughout the restriction period.
      As of December 31, 2006, none of the named executives were eligible for normal retirement, and only Messrs. Seitz and Stellato were eligible for early retirement.
      Involuntary Termination. In the event of an involuntary termination not for cause the Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive. In making this determination, the Committee may consider a number of factors including the reasons for the termination, the named executive’s tenure and performance, the named executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions. Because we do not have sufficient experience with involuntary terminations of executives at the positions of the named executives, we cannot reasonably estimate the amount or range of amounts of severance payments and benefits that would be offered to the named executives. Therefore, although it is reasonably likely that we will offer a severance payment and benefits to a named executive in the event of an involuntary termination not for cause, these amounts are not included in the table.
      Death and Disability. In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted. The amounts set forth in the table for stock options reflect the difference between the closing price of our common stock on December 29, 2006 and the exercise prices for each option for which vesting accelerated. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which the vesting accelerated multiplied by the closing price of our common stock on December 29, 2006.
      In addition, each named executive participates in our executive life insurance program. Under our executive life insurance program, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4.0 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Seitz and Stellato) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4.0 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Seitz and Stellato) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Connor, Morikis and Hennessy) or 2.0 times (for Messrs. Seitz and Stellato) the named executive’s base salary at age 62. All of the named executives were less than 62 years of age on December 31, 2006.
      Each named executive also participates in our executive long-term disability program. Upon the occurrence of a disability under the program, a named executive will receive an annual benefit equal to 60% of base salary until the earlier of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; or (d) death. The amounts set forth in the table reflect the amount of the first annual payment (60% multiplied by the named executive’s current base salary) under the program.
      Voluntary Termination and Termination for Cause. A named executive is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.
      Change in Control. Upon the occurrence of a change in control, as generally defined below, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted. The amounts set forth in the table for stock options reflect the difference between the closing price of our common stock on December 29, 2006 and the exercise prices for each option for which vesting accelerated. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting accelerated multiplied by the closing price of our common stock on December 29, 2006.
      We have also entered into change in control severance agreements with each of the named executives. Forms of these agreements have been filed as Exhibit 10(b) to our Current Report on Form 8-K dated February 21, 2007. Generally, pursuant to these agreements, a change in control occurs:
      (a) if any person becomes the beneficial owner of 20% or more of Sherwin-Williams’ then-outstanding voting securities (other than acquisitions of voting securities (i) directly from Sherwin-Williams and approved by the Board of Directors, (ii) by Sherwin-Williams or any subsidiary, (iii) by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Sherwin-Williams or any subsidiary, and (iv) in connection with a business transaction as proscribed in the agreement);
      (b) if a majority of Sherwin-Williams’ incumbent Board of Directors during any two year period are replaced other than in specific circumstances;
      (c) upon the consummation of any reorganization, merger or consolidation of Sherwin-Williams, or the sale or other disposition of all or substantially all of the assets of Sherwin-Williams, other than any transaction in which, immediately following the transaction, (i) the voting securities of Sherwin-Williams immediately prior to the transaction represent more than 50% of the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, (ii) no person beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, and (iii) at least a majority of the members of the board of directors of the entity resulting from the transaction were members of Sherwin-Williams’ incumbent Board of Directors at the time of initiating the transaction; or
      (d) upon the liquidation or dissolution of Sherwin-Williams (other than pursuant to a transaction that complies with clauses (c)(i), (c)(ii) and (c)(iii) above).
      The severance agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes “good reason,” in addition to the accelerated vesting of stock options and restricted stock described above, each will receive:

•	a lump sum severance payment in an amount equal to 3 times (with respect to Messrs. Connor, Morikis and Hennessy) or 2.5 times (with respect to Messrs. Seitz and Stellato) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive pay received by the named executive for each of the three years prior to the date of termination or (ii) the named executive’s target incentive pay for the year in which the termination occurs;

•	a lump sum amount equal to the prorata portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the target level of the performance goals;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary;

•	delivery of the automobile provided to the named executive under our executive automobile program, paid in full; and

•	an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments (provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount which would cause the excise tax to be assessed, the severance payments shall be reduced to a level which would cause no excise tax to apply).

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Event	C.M. Connor	J.G. Morikis	S.P. Hennessy	T.W. Seitz	L.E. Stellato

Normal and Early Retirement
Prorated annual cash incentive compensation	N/A	N/A	N/A	$327,000	$363,000

Total	$-0-	$-0-	$-0-	$327,000	$363,000

Involuntary Termination
Prorated annual cash incentive compensation	$1,816,000	$577,000	$634,000	$327,000	$363,000

Total	$1,816,000	$577,000	$634,000	$327,000	$363,000

Death
Prorated annual cash incentive compensation	$1,816,000	$577,000	$634,000	$327,000	$363,000
Accelerated stock options	4,009,991	991,666	914,741	652,586	403,687
Accelerated restricted stock	19,875,570	5,577,312	5,036,850	3,054,090	2,318,550
Life insurance proceeds	4,466,592	2,520,024	1,902,992	1,402,401	1,345,799

Total	$30,168,153	$9,666,002	$8,488,583	$5,436,077	$4,431,036

Disability
Prorated annual cash incentive compensation	$1,816,000	$577,000	$634,000	$327,000	$363,000
Accelerated stock options	4,009,991	991,666	914,741	652,586	403,687
Accelerated restricted stock	19,875,570	5,577,312	5,036,850	3,054,090	2,318,550
Disability benefits	669,989	378,004	285,449	240,412	230,708

Total	$26,371,550	$7,523,982	$6,871,040	$4,274,088	$3,315,945

Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A

Total	$-0-	$-0-	$-0-	$-0-	$-0-

Change in Control
Accelerated stock options	$4,009,991	$991,666	$914,741	$652,586	$403,687
Accelerated restricted stock	19,875,570	5,577,312	5,036,850	3,054,090	2,318,550

Total	$23,885,561	$6,568,978	$5,951,591	$3,706,676	$2,722,237

Change in Control with Termination
Prorated annual cash incentive compensation	$1,816,000	$577,000	$634,000	$327,000	$363,000
Accelerated stock options	4,009,991	991,666	914,741	652,586	403,687
Accelerated restricted stock	19,875,570	5,577,312	5,036,850	3,054,090	2,318,550
Cash severance payment	7,823,944	3,233,018	2,973,244	1,026,926	1,654,829
Continued health care benefits	14,472	16,556	16,556	11,067	14,472
Outplacement services	111,665	63,001	47,575	40,069	38,451
Automobile transfer	24,761	12,690	39,967	30,361	19,111
Excise tax	13,102,882	3,888,878	3,593,506	-0-	-0-

Total	$46,779,285	$14,360,121	$13,256,439	$5,142,099	$4,812,100

APPROVAL OF THE SHERWIN-WILLIAMS COMPANY 2007
EXECUTIVE PERFORMANCE BONUS PLAN (PROPOSAL 2)
      On February 21, 2007, the Board of Directors of Sherwin-Williams unanimously approved The Sherwin-Williams Company 2007 Executive Performance Bonus Plan (the “Performance Plan”). The Performance Plan is an annual cash incentive plan for our executive officers and key employees and replaces our Management Incentive Plan.
      The Board of Directors approved the Performance Plan so that, subject to the approval of our shareholders at the 2007 Annual Meeting, we can make annual cash incentive awards under the Performance Plan that will be eligible for tax deductions under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). If our shareholders do not approve the Performance Plan, annual cash incentive compensation payable to our executives and other key employees will not be fully deductible as “performance-based” compensation under Section 162(m) of the Code.
      The Board of Directors believes that the Performance Plan strengthens the commitment of our executive officers and key employees to create shareholder value by providing them with short-term incentive compensation based on the achievement of financial and other business performance goals that create shareholder value. The Performance Plan is also intended to provide performance-based compensation to certain executives that is fully deductible by us under federal tax laws. Because the Performance Plan allows the Compensation and Management Development Committee to retain the flexibility to choose appropriate business and financial goals and to change the target level of these goals, federal tax regulations require that the Performance Plan be resubmitted to our shareholders for approval every five years.
      The following is a summary of the material features of the Performance Plan. The complete text of the Performance Plan is set forth as Appendix B to this proxy statement. You should read the complete text of the Performance Plan for more detail regarding the operation of the Performance Plan.
      Administration of the Performance Plan. The Compensation and Management Development Committee (the “Committee”) of the Board of Directors is responsible for the general administration and interpretation of the Performance Plan. The Committee consists of five independent members of the Board of Directors, who are also considered “outside directors” as required by and within the meaning of Section 162(m) of the Code. Except as may be required to satisfy the requirements of Section 162(m) of the Code, the Committee may delegate administrative responsibilities to our employees to facilitate the proper administration and management of the Performance Plan. To the extent not otherwise restricted by Section 162(m) of the Code or delegated to our employees, the Committee shall also consider various recommendations from our Chief Executive Officer.
      Eligibility and Participation. The employees eligible to participate in the Performance Plan are our executive officers and such other of our key employees as are designated by the Committee. The Committee will consider recommendations from our Chief Executive Officer in making its designation of key employees to participate in the Performance Plan. Approximately 120 employees currently are eligible to participate in the Performance Plan. Employees who become eligible to participate in the Performance Plan after the beginning of the plan year may participate for that plan year.
      In addition, in order to meet the requirements of Section 162(m) of the Code, there are several, generally more restrictive provisions that only apply to “162(m) Participants.” The 162(m) Participants are designated at the beginning of each plan year and are intended to include only those executive officers and key employees whose incentive award under the Performance Plan would otherwise not be tax deductible under federal tax laws. A participant who becomes eligible after the beginning of a plan year may participate in the Performance Plan as a 162(m) Participant beginning with the succeeding plan year, unless the participant becomes eligible during the first ninety days of the plan year and is approved by the Committee to participate in the Performance Plan as a 162(m) Participant. All eligible employees are notified of their participation, their target award opportunity, and the relevant performance goals (as described below) at the beginning of each plan year.
      Performance Goals and Payout Formula Determination. Within ninety days of the beginning of each plan year, the Committee will determine performance goals applicable to 162(m) Participants and executive officers, and our management will determine performance goals applicable to all other participants, with respect to an award for such plan year. The performance goals are based upon financial performance measurements and may be determined in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of a subsidiary, division, department or function within Sherwin-Williams or a subsidiary in which the participant is employed.
      Performance goals may be stated as a combination of financial performance measurements and may differ from participant to participant and from award to award. Financial performance measurements are limited to specified levels of growth in or relative peer company performance in: (a) cash flow, (b) cost of capital, (c) debt reduction, (d) earnings, (e) earnings before interest and taxes, (f) earnings before interest, taxes, depreciation and amortization, (g) earnings per share, (h) economic value added, (i) expenses, (j) facilities open, (k) free cash flow, (l) gallon growth, (m) interest coverage, (n) inventory management, (o) net profit margin, (p) operating cash flow, (q) operating income, (r) operating profit margin, (s) pretax earnings, (t) proforma net income, (u) working capital, (v) inventory management, (w) net income, (x) productivity improvement, (y) profit after tax, (z) reduction of fixed costs, (aa) return on assets, (bb) return on equity, (cc) return on invested capital, (dd) return on sales, (ee) revenues, (ff) sales, (gg) sales per employee, (hh) sales per dollar of assets, (ii) total debt to capitalization, (jj) customer services, and/or (kk) shareholder return. The outcome of any performance goal must be substantially uncertain at the time such performance goal is established. The Committee will appropriately adjust any evaluation of performance under a performance goal to exclude any extraordinary non-recurring items or the effect of any changes in accounting principles, accounting standards or accounting statements issued by appropriate accounting authorities.
      Our Chief Executive Officer recommends, subject to the Committee’s approval, the process for measuring corporate performance and results. This recommendation may include (a) the organizational level of performance measurement (e.g., corporate, business unit, division, product line or another level), (b) specific performance measures for each organizational level, and (c) specific performance goals for each organizational level. Once approved, performance goals normally may not be changed during the plan year. However, if external changes or other unanticipated business conditions have materially affected the fairness of the performance goals, then appropriate adjustments may be made to the performance goals during the plan year. In the case of 162(m) Participants, no adjustment may be made to the performance goals that would have the effect of increasing the amount that would otherwise be paid out pursuant to the Performance Plan.
      The Committee annually establishes a payout formula for purposes of determining awards payable to participants. The payout formula will be: (a) set forth in writing, (b) based on a comparison of actual performance to annual performance goals, (c) provide for the payment of a participant’s target award if performance goals are achieved, and (d) provide for an award greater than or less than a participant’s target award depending upon the extent to which actual performance exceeds or falls below the performance goals. Consistent with our compensation objectives to maintain a performance and achievement-oriented environment, participants may earn higher than average annual cash incentive compensation for above average performance and less than average annual cash incentive compensation for below average performance.
      Individual awards will be calculated using the payout formula and the participant’s actual base salary paid during the plan year. For 2007, individual award targets range from 35% to 95% for achieving 100% of target performance goals. Target awards are designed to provide an award for improvement over prior year results. For participants other than 162(m) Participants, the percentage of target awards actually paid is based upon: (a) the extent to which corporate and/or business group performance goals are achieved and (b) the extent to which individual performance objectives are achieved. Individual performance objectives are subjective and/or qualitative in nature and generally relate to the participant’s job function. Individual performance objectives are tied to overall corporate or organizational level objectives that are designed to increase shareholder value. The payout formula also establishes minimum (based upon the participant achieving an average of 75% of target performance goals) and maximum (based upon the participant achieving an average of 125% of target performance goals) award levels. The maximum award in 2007 is 1.90 times base salary. In no event will the amount payable to a participant for any calendar year exceed $4,000,000.
      For 162(m) Participants, the percentage of the target awards actually paid is based only on appropriate corporate or business group financial performance goals and does not involve an evaluation of individual performance objectives. For 2007, individual awards for 162(m) Participants may range from 0 to 1.90 times the actual base salary paid during the plan year. The Committee has the discretion to reduce or eliminate (but not to increase) the incentive compensation award calculated for any 162(m) Participant based upon factors the Committee deems relevant.
      Payments and Terminations. Awards are computed for each participant at the end of each plan year. The Committee will certify in writing the extent to which the performance goals applicable to each 162(m) Participant were achieved or exceeded. The award for each 162(m) Participant is determined by applying the payout formula to the level of actual performance that has been certified by the Committee. The Committee, however, has the sole discretion to eliminate or reduce the award payable to any participant below that which is otherwise payable under the payout formula. In addition, except with respect to 162(m) Participants, the Committee may approve, on our Chief Executive Officer’s recommendation, the payout of awards on a discretionary basis if performance goals are not achieved.
      Participants must be actively employed on the last day of the plan year, which currently is December 31, to receive an award. A participant may also be eligible, subject to the discretion of the Committee, to receive an award in the event the participant’s employment terminated as a result of the participant’s death, disability, retirement, a reduction in force or the participant’s transfer to a non-included affiliate during the plan year. All awards will be paid in cash as soon as practicable following the determination and written certification of the awards earned for a plan year.
      Amendment of Performance Plan. The Committee may amend, modify, suspend or terminate the Performance Plan, in whole or in part, at any time; provided that no amendment, modification, suspension or termination shall be made which: (a) impairs any payments to participants made prior to such amendment, modification, suspension or termination, unless the Committee determines that the amendment or modification is in the best interests of all participants to whom awards have been granted and that the amendment or modification will not result in an increase of any awards, or (b) cause awards that are, or may become, payable under the Performance Plan to 162(m) Participants to fail to qualify as performance-based compensation under Section 162(m) of the Code.
      Effective Date. The Performance Plan shall become generally effective on January 1, 2007 and shall remain in effect until such time as Sherwin-Williams may decide to terminate the Performance Plan. Provided, however, that the provisions of the Performance Plan intended to comply with Section 162(m) of the Code shall only become effective upon approval by our shareholders and shall remain effective until the first shareholders’ meeting in 2012, subject to any further shareholder approvals (or re-approvals) mandated for performance-based compensation under Section 162(m) of the Code, and further subject to the right of the Board of Directors to terminate the Performance Plan, on a prospective basis only, at any time.
      New Plan Benefits. Because awards under the Performance Plan are based on performance during the plan year and are subject to the discretion of the Committee, the benefits and amounts that will be received or allocated in the future under the Performance Plan are not determinable. However, our Management Incentive Plan is a performance-based annual cash incentive compensation plan, without provisions relating to Section 162(m) of the Code, with similar performance goals and payout formula determinations as the Performance Plan. For comparison purposes, the following table sets forth the amounts that were awarded under our Management Incentive Plan for 2006 and likely would have been awarded under the Performance Plan if the Performance Plan had been in place for 2006. These amounts may not be indicative of future awards under the Performance Plan.
Awards under the 2007 Executive Performance Bonus Plan

Dollar Value of
Name and Principal Position	Award($)

C. M. Connor, Chairman and Chief Executive Officer	1,816,000
J. G. Morikis, President and Chief Operating Officer	577,000
S. P. Hennessy, Senior Vice President — Finance and Chief Financial Officer	634,000
T. W. Seitz, Senior Vice President — Strategic Excellence Initiatives	327,000
L. E. Stellato, Vice President, General Counsel and Secretary	363,000
Executive Officers as a Group	5,298,000
Non-Executive Directors as a Group	–0–
Employees other than Executive Officers as a Group	9,958,500
      The Board of Directors unanimously recommends a vote “FOR” Proposal 2 to approve the Performance Plan.

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(PROPOSAL 3)
      The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2007. Ernst & Young LLP acted as our independent registered public accounting firm for the fiscal year ended December 31, 2006. Additional information regarding the services provided to us by Ernst & Young LLP during 2006 is set forth under the caption entitled “Matters Relating to the Independent Registered Public Accounting Firm.”
      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.
      Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.
      The Board of Directors unanimously recommends that you vote “FOR” Proposal 3 relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.
MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Fees Paid to Ernst & Young LLP. The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2005 and December 31, 2006.

	2006	2005

Audit Fees	$1,752,600	$1,428,100
Audit-Related Fees	114,400	101,600
Tax Fees	19,400	-0-
All Other Fees	14,700	1,500
Total	$1,901,100	$1,531,200
      The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining Ernst & Young LLP’s independence.
      Audit Fees. These are fees for professional services rendered by Ernst & Young LLP for the integrated audit of (a) our annual consolidated financial statements, (b) management’s assessment of the effectiveness of internal control over financial reporting and (c) the effectiveness of internal control over financial reporting; the review of financial statements included in our Quarterly Reports on Form 10-Q; audits of foreign subsidiary financial statements required by local statutes; and services that are typically rendered in connection with statutory and regulatory filings or engagements.
      Audit-Related Fees. These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, consultation on accounting matters in foreign jurisdictions, and consultation on financial accounting and reporting.
      Tax Fees. These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance in foreign jurisdictions, and consulting on tax planning matters.
      All Other Fees. These are fees for other services rendered by Ernst & Young LLP that do not meet the above category descriptions and are permissible under applicable laws and regulations.

      Audit Committee Pre-approval Policy. The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young LLP prior to their engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young LLP during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The Chairman must report to the Audit Committee at its next meeting all such services pre-approved since the last meeting. None of the fees paid to Ernst & Young LLP under the categories Audit-Related, Tax and All Other were approved by the Audit Committee after the services were rendered pursuant to the deminimis exception established by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF MANAGEMENT
      The following table sets forth, as to each director and nominee, each executive officer named in the 2006 Summary Compensation Table and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2006. All of the directors, nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below. No director, nominee or executive officer beneficially owns any shares of serial preferred stock.

	Amount and Nature	Percent of
	of Common Stock	Common Stock
Name of Beneficial Owner	Beneficially Owned(1,2,3,4,5)	Beneficially Owned

A. F. Anton	2,000	*
J. C. Boland	7,614	*
C. M. Connor	1,568,103	1.16%
D. E. Evans	27,400	*
S. P. Hennessy	245,222	*
D. F. Hodnik	5,000	*
S. J. Kropf	11,750	*
R. W. Mahoney	24,500	*
G. E. McCullough	21,588	*
A. M. Mixon, III	43,500	*
C. E. Moll(6)	24,947	*
J. G. Morikis	205,179	*
T. W. Seitz	133,689	*
R. K. Smucker	21,596	*
L. E. Stellato	95,496	*
All directors and executive officers as a group	3,282,260	2.42%

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]	The amounts listed include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares included in units held under our Employee Stock Purchase and Savings Plan: Mr. Connor, 41,944; Mr. Hennessy, 15,138; Mr. Morikis, 13,588; Mr. Seitz, 11,591; Mr. Stellato, 21,019; and all executive officers as a group, 312,322. Shares of common stock held under the Employee Stock Purchase and Savings Plan are not directly allocated to individual participants of the plan, but instead are held in a separate fund. Participants acquire units of this fund. The fund also holds short-term investments, the amount of which fluctuates on a daily basis. The number of shares of common stock shown as being held by the executive officers in the plan is the approximate number of shares in the fund allocable to each of the executive officers. The number of shares allocable to each of the executive officers fluctuates on a daily basis based upon the amount of short-term investments held in the fund and the market value of our common stock.

[2]	The amounts listed include the following number of shares of common stock owned by immediate family members of the directors and executive officers, for which each such person disclaims beneficial ownership: Mr. Moll, 340; and all directors and executive officers as a group, 12,378.

[3]	The amounts listed include shares of restricted stock owned.

[4]	The amounts listed include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2006, through the exercise of stock options: Mr. Connor, 1,134,344; Mr. Evans, 18,334; Mr. Hennessy, 138,334; Mrs. Kropf, 7,000; Mr. Mahoney, 15,000; Mr. McCullough, 9,000; Mr. Mixon, 19,000; Mr. Moll, 1,167; Mr. Morikis, 82,267; Mr. Seitz, 42,667; Mr. Smucker, 3,500; Mr. Stellato, 38,001; and all directors and executive officers as a group, 1,898,435.

[5]	The amounts listed do not include the following approximate number of shares of shadow stock owned by directors under the Director Deferred Fee Plan: Mr. Boland, 15,913; Mrs. Kropf, 4,983; Mr. Mixon, 25,359; and all directors as a group, 46,255. Under the Director Deferred Fee Plan, nonemployee directors may defer payment of all or a portion of their directors’ fees into a shadow stock account. Shares of shadow stock are credited to a separate account in which directors acquire units. Units are payable only in cash. The number of shares of shadow stock allocable to the directors fluctuates on a daily basis based upon the market value of our common stock. Directors have no voting rights associated with shadow stock, and ownership of shadow stock does not result in any beneficial ownership of common stock.

[6]	Includes 2,000 shares owned by the MTD Holdings Inc pension fund, of which Mr. Moll is a trustee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth, as to each beneficial owner of more than five percent of each class of voting securities, information regarding shares owned by each at December 31, 2006.
Common Stock

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class

Barrow, Hanley, Mewhinney & Strauss, Inc.	11,742,700	(1)	8.79%
2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan	20,784,105	(2)	15.56%
101 Prospect Avenue, N.W. Cleveland, Ohio 44115
Vanguard Windsor Funds — Vanguard Windsor II Fund	9,186,300	(3)	6.88%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Serial Preferred Stock

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class

The Sherwin-Williams Company Employee Stock Purchase and Savings Plan	433,215 (4)	100%
101 Prospect Avenue, N.W. Cleveland, Ohio 44115

[1]	Based on a Schedule 13G filed on February 9, 2007, Barrow, Hanley, Mewhinney & Strauss, Inc., an investment advisor, beneficially owned 11,742,700 shares of common stock at December 31, 2006. Of the total shares, Barrow, Hanley, Mewhinney & Strauss had sole voting power over 373,800 shares, shared voting power over 11,368,900 shares, sole dispositive power over all of the shares, and shared dispositive power over none of the shares.

[2]	Shares of common stock owned pursuant to the Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares (along with any unallocated shares held in the plan) in the same proportion as it votes those shares for which it receives proper instructions.

[3]	Based on a Schedule 13G filed on February 13, 2007, Vanguard Windsor Funds — Vanguard Windsor II Fund, an investment company, beneficially owned 9,186,300 shares of common stock at December 31, 2006. Of the total shares, Vanguard Windsor Funds — Vanguard Windsor II Fund had sole voting power over all of the shares and had shared voting power, sole dispositive power and shared dispositive power over none of the shares.

[4]	Shares of ESOP serial preferred stock are held in an unallocated suspense account in the Employee Stock Purchase and Savings Plan. Shares are voted by the trustee in the same proportion as unallocated shares of common stock are voted, as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2006, except that Conway G. Ivy filed a Form 4 approximately one week late to report a sale of common stock by his spouse.
CERTAIN RELATIONSHIPS
AND TRANSACTIONS
WITH RELATED PERSONS
      We have operated under a Business Ethics Policy for many years. As part of our Business Ethics Policy, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.
      The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sherwin-Williams was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	Our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
      The Nominating and Corporate Governance Committee of the Board of Directors is responsible to review and approve these transactions. No such transactions existed during 2006, and there are currently no proposed transactions.
      Directors and executive officers are required to submit to the Committee a description of any current or proposed transaction on an annual basis and provide updates during the year. In addition, we will provide any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Committee meeting, management shall provide to the Committee information regarding transactions to be entered into by Sherwin-Williams for that calendar year.
      In the event management becomes aware of any further transactions subsequent to that meeting, such transactions may be presented to the Committee for approval at the next Committee meeting, or where it is not practicable or desirable to wait until the next Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Committee for its action, which may include termination, amendment or ratification of the transaction.
      The Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as the Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

EXPENSE AND METHOD OF
PROXY SOLICITATION
      The enclosed proxy is solicited by the Board of Directors and the entire cost of solicitation will be paid by Sherwin-Williams. Georgeson Shareholder Communications Inc. has been retained to aid in the solicitation of proxies, for which it will receive a fee estimated at $15,000 plus reasonable expenses. In addition, we may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.
SHAREHOLDER PROPOSALS FOR
THE 2008 ANNUAL MEETING
      Proposals to Be Included in the Proxy Statement. Under SEC rules, shareholder proposals must be received at our principal executive offices, 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 8, 2007 in order to be considered for inclusion in the proxy materials relating to the 2008 Annual Meeting of Shareholders. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.
      Proposals Not to Be Included in the Proxy Statement. Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting of Shareholders, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices at 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary.
      To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and the Annual Meeting is held on a date more than ten calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.
      These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.
      Our Regulations set forth specific requirements for the notice. You can access a copy of our Regulations in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Cleveland, Ohio 44115-1075, Attention: Investor Relations.
HOUSEHOLDING INFORMATION
      Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this proxy statement and our 2006 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

ANNUAL REPORT ON FORM 10-K
      We will provide to each shareholder who is solicited to vote at the 2007 Annual Meeting of Shareholders, upon the request of such person and without charge, a copy of our 2006 Annual Report on Form 10-K. Please write or call us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

APPENDIX A
THE SHERWIN-WILLIAMS COMPANY
Board of Directors
Director Independence Standards
      The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with the Company. In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.	In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if, within the preceding three years: (i) the director was employed by the Company; (ii) an immediate family member of the director was employed by the Company; (iii) the director receives, or an immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director was employed by or affiliated with the Company’s independent auditor; (v) an immediate family member of the director was employed as a partner, principal or manager, or employed in any other professional capacity, by the Company’s independent auditor; or (vi) a Company executive officer served on the compensation committee of a company which employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	In addition to the relationships described in paragraph 1, audit committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries or (ii) be an affiliated person of the Company or any of its subsidiaries. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.	The following commercial and charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a Company director is an executive officer or employee of another company that, during any of the past three years, made payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if an immediate family member of a Company director is an executive officer of another company that, during any of the past three years, made payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (iii) if a Company director, or an immediate family member of such director, is an executive officer of another company which is indebted to the Company in an amount which is less than five percent of such other company’s total consolidated assets; and (iv) if a Company director, or an immediate family member of such director, serves as an officer, director or trustee of a foundation, university, charitable or other not for profit organization, and the Company’s, or the Company’s Foundation’s discretionary charitable contributions (the Company’s Foundation matching of employee charitable contributions will not be included in the amount of the Foundation’s contributions for this purpose) to the organization, in the

A-1

aggregate, are less than $250,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues.

4.	For relationships not covered by the categorical standards in paragraphs 1 and 3, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 3. The Company will explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 3 above.

5.	The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with the Company to enable the Board to evaluate the director’s independence.

6.	Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent”. This obligation includes all business, charitable and other relationships between directors (including immediate family members) and the Company and its affiliates.

      For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

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APPENDIX B
THE SHERWIN-WILLIAMS COMPANY
2007 Executive Performance Bonus Plan

1.	Purpose of the Plan. The purpose of The Sherwin-Williams Company 2007 Executive Performance Bonus Plan (the “Plan”) is to attract and retain key executives for The Sherwin-Williams Company, an Ohio corporation (the “Company”) and its Subsidiaries (as hereinafter defined) and to incent such persons for superior performance in producing results that increase shareholder value, as well as to encourage individual and team behavior that helps the Company achieve both short- and long-term corporate objectives. The Plan is intended to provide performance-based compensation to certain individuals as further described herein that is fully deductible by the Company under federal tax law and is to be interpreted and operated accordingly.

2.	Definitions.

a.	“162(m) Participant” means those eligible individuals who are “Covered Employees’ within the meaning of Section 162(m)(3) of the Code.

b.	“Award” means, with respect to each Participant, the award determined pursuant to Section 8 below for a Plan Year. Each Award is determined by a Payout Formula for the applicable Plan Year, subject to the Committee’s authority under Section 8 to eliminate, reduce or adjust the Award otherwise payable.

c.	“Base Salary” means as to any Plan Year, the Participant’s actual salary paid during the Plan Year. Such Base Salary shall be determined before both (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to Company-sponsored plans.

d.	“Board” means the Board of Directors of the Company.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

f.	“Committee” means the Compensation and Management Development Committee of the Board, or a sub-committee of that Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m) for 162(m) Participants, consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m) and Section 1.162-27(e)(3) of the Regulations.

g.	“Determination Date” means the latest possible date, but in no event more than 90 days from the commencement of the Plan Year, that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation.

h.	“Individual Performance Objectives” mean the goal(s) applicable to a Participant, which are subjective and/or qualitative in nature and do not otherwise constitute Performance Goals.

i.	“Maximum Award” means, as to any Participant for any particular Plan Year, $4 Million and 00/100 Dollars ($4,000,000.00).

j.	“Participant” means an eligible executive or key employee of the Company participating in the Plan for a particular Plan Year as determined pursuant to Section 4.

k.	“Payout Formula” means as to any Plan Year, the objective formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

l.	“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

m.	“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award shall be based upon the Performance Measurements and may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of a Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may be stated as a combination of the Performance Measurements and may differ from Participant to Participant and from Award to Award. The outcome of any Performance Goal must be substantially uncertain at the time such Performance Goal is established by the Committee. The Committee shall appropriately adjust any evaluation of performance under a Performance Goal to exclude: (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable Plan Year in order to comply with Opinion No. 30; (ii) the effect of any changes in accounting standards and principles pursuant to GAAP; or (iii) the effect of any statements issued by the Financial Accounting Standards Board or its constituent committees.

n.	“Performance Measurements” mean the specified levels of, growth in or relative peer company performance in, cash flow, cost of capital, debt reduction, earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share, economic value added, expenses, facilities open, free cash flow, gallon growth, interest coverage, inventory management, net profit margin, operating cash flow, operating income, operating profit margin, pretax earnings, proforma net income, working capital, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, return on sales, revenues, sales, sales per employee, sales per dollar of assets, total debt to capitalization, customer services and/or shareholder return.

o.	“Plan Year” means the Company’s fiscal year.

p.	“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

q.	“Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

r.	“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

s.	“Target Award” means the target award payable under the Plan to a Participant for a Plan Year, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3.	Plan Administration.

a.	The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions.

b.	Subject to the requirements for qualifying compensation as Performance-Based Compensation:

i.	the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan; and

ii.	except as the Committee may otherwise delegate such tasks to Company employees, the Committee shall, based on recommendations by the Chief Executive Officer:

1.	select from the employees of the Company, those employees who shall be Participants;

2.	make Awards in the forms and amounts as the Committee shall determine;

3.	impose such limitations, restrictions and conditions upon such Awards as the Committee shall deem appropriate;

4.	interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan;

5.	correct any defect or omission or reconcile any inconsistency in the Plan or in any Award granted hereunder; and

6.	make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

c.	Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.	Eligibility. The employees eligible to participate in the Plan for a given Plan Year shall be executive officers and such other key employees of the Company as are designated by the Committee; provided, however that such Committee designation shall take into consideration recommendations made by the Chief Executive Officer. No person shall be automatically entitled to participate in the Plan. Subject to Section 9, an employee who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year.

5.	Performance Goal Determination.

a.	Subject to Section 9, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the process for measuring corporate performance and results. Such recommendation may include, but shall not be limited to: (i) the organizational level of performance measurement, e.g. corporate, business unit, division, product line or another level, either singly or in combination; (ii) specific measures of performance for each organizational level; and (iii) specific Performance Goals for each organizational level. In addition, except as provided in Section 9, Individual Performance Objectives may be included as components of an Award.

b.	Such Performance Goals and, except as provided in Section 9, Individual Performance Objectives, shall be set forth in writing prior to the Determination Date.

c.	Once established, Performance Goals and Individual Performance Objectives shall not be changed during the Plan Year; provided, however, except as set forth in Section 9, if the Chief Executive Officer determines that external changes or other unanticipated business conditions have materially affected the fairness of the Performance Goals or Individual Performance Objectives, then appropriate adjustments may be made to the Performance Goals and/or Individual Performance Goals (either up or down) during the Plan Year.

6.	Target Award Determination. Subject to Section 9, the Chief Executive Officer shall recommend, subject to the approval of the Committee in its sole discretion, each Participant’s Target Award. Once a Participant’s Target Award is established by the Committee in this manner, the Target Award shall be set forth in writing prior to the Determination Date.

7.	Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula with respect to 162(m) Participants shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Each Payout Formula with respect to Participants other than 162(m) Participants shall also take into consideration performance of Individual Performance Objectives. Notwithstanding the preceding, in no event shall a Participant’s Award for any Plan Year exceed the Maximum Award.

8.	Determination of Awards; Award Payment.

a.	Determination and Certification. At the end of each Plan Year, Awards shall be computed for each Participant. After the end of each Plan Year, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each 162(m) Participant for the Plan Year were achieved or exceeded. The Award for each 162(m) Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any 162(m) Participant below that which otherwise would be payable under the Payout Formula.

b.	Adjustment of Determination. Notwithstanding Section 8(a), except as provided in Section 9, if Performance Goals are not achieved, the Chief Executive Officer may recommend, subject to approval of the Committee, payment of awards on a discretionary basis.

c.	Right to Receive Payment. Participants must be actively employed by the Company on the last day of the Plan Year to receive an award for that Plan Year; provided however, that a Participant who is not employed on the last day of the Plan Year as a result of the Participant’s death, disability, retirement, a reduction in force directly affecting the Participant or the Participant’s transfer to non-included affiliate during the Plan Year, shall nonetheless be eligible to receive an Award, which Award shall be determined solely with respect to amounts of Base Salary earned by the Participant during the period of the Plan Year in which he/she was a Participant. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

d.	Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

e.	Timing of Distributions. Subject to Section 8(f) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Plan Year, but in no event later than two and one-half months after the end of the applicable Plan Year.

9.	Additional Restrictions with respect to Performance-Based Compensation.

a.	The provisions of this Section 9 shall only apply to 162(m) Participants. In the event of any inconsistencies between this Section 9 and any other provisions of the Plan, the provisions of this Section 9 shall control.

b.	A 162(m) Participant who becomes eligible after the beginning of a Plan Year may participate in the Plan beginning with the succeeding Plan Year, unless such Participant becomes eligible during the first 90 days of the Plan Year and is approved by the Committee for participation during the current Plan Year.

c.	Each individual Award shall be based on (i) the 162(m) Participant’s Target Award and (ii) Performance Goals approved by the Committee. In no event shall a 162(m) Participant receive an Award based upon Individual Performance Objectives.

d.	The Committee shall determine the Payout Formula and Performance Goals for the Plan Year in writing no later than 90 days after the beginning of the Plan Year.

e.	Each 162(m) Participant’s Award shall be based on the Target Award as of the first day of the Plan Year.

f.	Once established, Performance Goals shall not be changed during the Plan Year. 162(m) Participants shall not receive any payout pursuant to this Section 9 if Performance Goals established by the Committee are not met.

g.	Individual performance shall not be reflected in the Award. However, the Committee retains the discretion to decrease or eliminate the amount of the Award otherwise payable to a 162(m) Participant.

10.	Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, modification, suspension or termination shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) with respect to 162(m) Participants, cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11.	Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12.	At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee or the Company may terminate the employment relationship at any time and for any reason or no reason.

13.	Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.	Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

15.	Governing Law. The Plan shall be governed by the laws of the State of Ohio.

16.	Section 162(m) of the Code. It is intended that the Plan comply with the provisions of Section 162(m). The Plan shall be administered in a manner consistent with this intent with respect to the 162(m) Participants. To the extent the Plan should fail for any reason to satisfy Section 162(m), the Company reserves the right to pay any amounts which would otherwise be payable to 162(m) Participants notwithstanding the lack of deductibility with respect to such payments.

17.	Section 409A of the Code. To the extent applicable, it is intended that the Plan comply with the provisions of Section 409A of the Code. The Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).

18.	Effective Date. The Plan shall become generally effective on January 1, 2007 and shall remain in effect until such time as the Company may decide to terminate the Plan. Provided, however, that the provisions of the Plan intended to comply with Section 162(m) shall only become effective upon approval by the shareholders and shall remain effective until the first shareholders’ meeting in 2012, subject to any further shareholder approvals (or re-approvals) mandated for Performance-Based Compensation under Section 162(m), and further subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

2007 ANNUAL MEETING ADMISSION TICKET
2007 ANNUAL MEETING OF SHAREHOLDERS
THE SHERWIN-WILLIAMS COMPANY
Wednesday, April 18, 2007
9:00 A.M.
Landmark Conference Center
927 Midland Building
101 Prospect Avenue, N.W.
Cleveland, Ohio
At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders, including the election of directors, the approval of The Sherwin-Williams Company 2007 Executive Performance Bonus Plan, the ratification of the appointment of Sherwin-Williams’ independent registered public accounting firm, and the consideration of such other business as may properly come before the Annual Meeting.
This Admission Ticket only admits the shareholder identified on the reverse side and is non-transferable. We may also ask you to present valid photo identification to enter the Annual Meeting.
▼ DETACH ADMISSION TICKET HERE ▼

THE SHERWIN-WILLIAMS COMPANY PROXY/VOTING INSTRUCTION CARD ANNUAL MEETING OF SHAREHOLDERS — APRIL 18, 2007
     The undersigned authorizes C.M. CONNOR, S.P. HENNESSY and L.E. STELLATO, and each of them, with power of substitution, to vote and otherwise represent all of the shares of common stock and ESOP serial preferred stock of The Sherwin-Williams Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders on April 18, 2007, and any adjournment(s) thereof, as indicated on the reverse side, and in their discretion on all other matters as may properly come before the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by The Bank of New York, as agent of the Stock Ownership and Automatic Dividend Reinvestment Plan, and by Fidelity Management Trust Company, as trustee of the Employee Stock Purchase and Savings Plan.
     This card is solicited jointly by the Board of Directors, The Bank of New York (with respect to shares held under the Dividend Reinvestment Plan) and Fidelity (with respect to shares held under the Stock Purchase and Savings Plan). You are encouraged to specify your vote by completing the reverse side of this card. When properly completed and signed, your shares will be voted in accordance with your directions. To vote in accordance with the Board of Directors’ recommendations, simply sign, date and return this card; no boxes need be marked. If you sign and return this card without specifying your vote, your shares will be voted FOR Proposals 1, 2 and 3 and in the proxy holder’s discretion upon all other matters as may properly come before the Annual Meeting. If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of the Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 13, 2007, your shares will be voted in the same proportion as Fidelity votes those shares for which it receives proper instructions).

THE SHERWIN-WILLIAMS COMPANY
P.O. BOX 11031
NEW YORK, N.Y. 10203-0031

(Continued and to be dated and signed on reverse side.)

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET
https://www.proxypush.com/shw
•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR
TELEPHONE
1-866-416-3853
•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR
MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone, there is no need for you to mail back your proxy card.

1-866-416-3853
CALL TOLL-FREE TO VOTE
If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2006 annual report electronically at our web site, http://proxymaterials.sherwin.com

▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE ▼

Sign, Date and Return this Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

A vote “FOR” Proposal 1 is recommended by the Board of Directors.
1.	ELECTION OF 11 DIRECTORS: 01-A.F. ANTON, 02-J.C. BOLAND, 03-C.M. CONNOR, 04-D.E. EVANS, 05-D.F. HODNIK, 06-S.J. KROPF, 07-R.W. MAHONEY, 08-G.E. MCCULLOUGH, 09-A.M. MIXON, III, 10-C.E. MOLL, 11-R.K. SMUCKER

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the line below).

Mark this box if you have included a change of address.	☐

A vote “FOR” Proposals 2 and 3 is recommended by the Board of Directors.		FOR	AGAINST	ABSTAIN

2.	APPROVAL OF THE 2007 EXECUTIVE PERFORMANCE BONUS PLAN	☐	☐	☐

3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

Mark this box if you have included comments.	☐
In their discretion, the proxy holders are authorized to vote upon all other matters as may properly come before the Annual Meeting or any adjournment thereof.

SCAN LINE

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give your full title.

Date	Shareholder sign here	Co-Owner sign here

SUPPLEMENT TO PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 18, 2007

March 8, 2007
          This Supplement to Proxy Statement should be read in conjunction with the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement relating to the Annual Meeting of Shareholders of The Sherwin-Williams Company to be held on April 18, 2007.
          Subsequent to the printing of the enclosed Proxy Statement, Gary E. McCullough, a nominee for director of Sherwin-Williams, was appointed as President and Chief Executive Officer of Career Education Corporation effective March 6, 2007. Mr. McCullough was also appointed to the Board of Directors of Career Education Corporation. Mr. McCullough had been employed as Senior Vice President, Abbott Laboratories and President of its Ross Products Division since December 2003.